    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2004

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             GREY GLOBAL GROUP INC.
             (Exact name of Registrant as Specified in Its Charter)

                    DELAWARE                                        13-0802840
        (State or Other Jurisdiction of                          (I.R.S. Employer
         Incorporation or Organization)                        Identification No.)
                                                              JOHN A. GRUDZINA, ESQ.
                777 THIRD AVENUE                            C/O GREY GLOBAL GROUP INC.
            NEW YORK, NEW YORK 10017                             777 THIRD AVENUE
                 (212) 546-2000                              NEW YORK, NEW YORK 10017
  (Address, Including Zip Code, and Telephone                     (212) 546-2000
                    Number,                          (Name, Address, Including Zip Code, and
 Including Area Code, of Registrant's Principal                 Telephone Number,
               Executive Offices)                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                           GREGORY A. FERNICOLA, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effectiveness of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
  TITLE OF EACH CLASS OF         AMOUNT TO BE           OFFERING PRICE           AGGREGATE OFFERING        REGISTRATION
SECURITIES TO BE REGISTERED       REGISTERED               PER UNIT                    PRICE                   FEE
-------------------------------------------------------------------------------------------------------------------------
5.0% Contingent Convertible
  Subordinated Debentures
  due 2033................       $150,000,000                  100%(1)(2)           $150,000,000(1)(2)      $12,135
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share.........            207,183(3)            $682.00(4)              $ 34,869,296(4)(5)      $ 2,820.93
-------------------------------------------------------------------------------------------------------------------------
Total.....................                 --                    --                           --            $14,956.53
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

                                                       (Continued on next page.)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Continued from previous page.)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2) Exclusive of accrued interest, if any.

(3) Represents (a) the 156,055 shares of common stock that are initially issuable upon conversion of the 5.0% Contingent Convertible Subordinated Debentures due 2033 registered hereby based on the current conversion price of $961.20 per share of common stock, (b) 25,564 shares of common stock owned by Edward H. Meyer and (c) 25,564 shares of common stock issuable upon conversion of 25,564 shares of Limited Duration Class B Common Stock owned by Mr. Meyer. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock registered hereby also includes such indeterminate number of shares of common stock as may be issuable from time to time upon conversion of the debentures and the shares of Limited Duration Class B Common Stock as a result of stock splits, stock dividends and antidilution adjustments.

(4) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the closing price of the common stock on January 20, 2004.

(5) Includes only 25,564 shares of common stock owned by Edward H. Meyer and 25,564 shares of common stock issuable upon conversion of 25,564 shares of Limited Duration Class B Common Stock owned by Mr. Meyer.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 26, 2004

                             GREY GLOBAL GROUP INC.

  - $150,000,000 5.0% CONTINGENT CONVERTIBLE SUBORDINATED DEBENTURES DUE 2033
                                      AND
          THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

                   - 51,128 ADDITIONAL SHARES OF COMMON STOCK

     This prospectus relates to the resale by various selling securityholders of $150,000,000 aggregate principal amount of our 5.0% contingent convertible subordinated debentures due 2033, shares of our common stock into which the debentures are convertible and 51,128 additional shares of common stock, all of which together are referred to as the offered securities. The offered securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest. See "Selling Securityholders." The debentures and shares of our common stock into which the debentures are convertible are being registered pursuant to an agreement with the initial purchasers of the debentures. The 51,128 additional shares of common stock are being registered pursuant to an agreement with Edward H. Meyer, our chairman, president and chief executive officer.

     The selling securityholders will receive all of the proceeds from the sale of the securities under this prospectus. We will not receive any proceeds from the sale of securities under this prospectus by the selling securityholders.

     We will bear the expenses in connection with the offering, including filing fees and our legal and accounting fees, estimated at $153,135.

     Our common stock is listed on The NASDAQ National Market under the symbol "GREY." On January 15, 2004, the last reported sale price of the common stock on The NASDAQ National Market was $675.00.

     The debentures are not listed on any securities exchange or approved for quotation through any automated system.

      INVESTING IN OUR DEBENTURES AND COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 26, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
Special Note Regarding Forward Looking Statements...........   16
Use of Proceeds.............................................   16
Ratio of Earnings to Fixed Charges..........................   16
Dividend Policy.............................................   17
Description of the Debentures...............................   18
Description of Capital Stock................................   37
Certain United States Federal Income Tax Consequences.......   42
Selling Securityholders.....................................   47
Plan of Distribution........................................   50
Legal Matters...............................................   51
Experts.....................................................   52
Where You Can Find More Information.........................   52

     You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The offered securities are not being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission (the "Commission").

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

                                    SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and all the information that it incorporates by reference carefully, including the section entitled "Risk Factors", and our consolidated financial statements, the related notes and the management's discussion and analysis of our financial condition and results of operations for the periods covered by those financial statements, all of which are incorporated by reference into this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this prospectus to "our," "us" and "we" refer to Grey Global Group Inc. and its subsidiaries taken as a whole.

                             GREY GLOBAL GROUP INC.

     We are one of the world's largest advertising, communications and marketing service companies. We operate in 83 countries around the world, providing our clients with services and expertise over a broad range of communications disciplines including mass market advertising, media planning and buying, direct marketing, healthcare marketing, public relations and public affairs, sales promotion, graphic design, corporate communications, event marketing, interactive communications, channel marketing and retail advertising support, and product branding.

     We service a diverse client base in all product categories including fast moving consumers goods, pharmaceutical products, entertainment and communications, technology and telecommunications, retail and automobiles.

     We commenced operations in 1917, were incorporated in New York in 1925 as Grey Advertising Inc. and reincorporated in Delaware in 1974. We changed our name to Grey Global Group Inc. in 2000. Our principal executive offices are located at 777 Third Avenue, New York, New York 10017 and our telephone number is (212) 546-2000. Our website is www.greyglobalgroup.com. The information contained on our website is not incorporated by reference in this prospectus.

     You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the other reports we file with the Commission. See "Where You Can Find More Information."

                                  THE OFFERING

SECURITIES OFFERED............   $150,000,000 aggregate principal amount of our
                                 5.0% Contingent Convertible Subordinated
                                 Debentures due 2033, shares of our common stock issuable upon conversion of the debentures and 51,128 additional shares of common stock.

ISSUER........................   Grey Global Group Inc., a Delaware corporation.

STATED MATURITY...............   October 15, 2033.

INTEREST PAYMENT DATES........   April 15 and October 15 of each year, beginning
                                 on April 15, 2004.

CONTINGENT INTEREST...........   In addition to regular interest on the
                                 debentures, beginning with the six-month interest period beginning on October 15, 2013, contingent interest will also accrue during any six-month interest period where the average trading price of a debenture for the five trading day period ending on the third trading day immediately preceding the first day of such six-month interest period equals $1,200 or more per $1,000 principal amount of debentures.
                                 During any period in which contingent interest accrues, it will be payable at a rate per annum equal to 0.50% of such average trading price.

INTEREST PAYMENT DEFERRAL
PROVISIONS....................   So long as we are not in default in the payment
                                 of interest on the debentures, we have the right to defer payments of interest, including contingent interest, on the debentures from time to time for successive periods, referred to as "extension periods", not exceeding ten consecutive semi-annual interest payment periods; provided that no such period may extend beyond the stated maturity of the debentures. Upon the termination of an extension period, we will pay all accrued and unpaid interest on the debentures, together with interest thereon (including interest on unpaid and deferred interest) at the rate specified for the debentures, compounded semi-annually. We must give notice of our deferral of an interest payment to the trustee no later than ten business days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The NASDAQ National Market
                                 (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment. See "Description of the
                                 Debentures -- Option to Extend Interest Payment
                                 Period" and "Risk Factors -- We have the ability to defer payments of interest on the debentures, which will preclude you from receiving dividends or interest payments."

CONVERSION RIGHTS.............   Holders may surrender debentures for conversion
                                 into shares of our common stock prior to the maturity date in the following circumstances:

                                      - during any fiscal quarter if the last
                                        reported sale price of our common stock
                                        for at least 20 trading days in the
                                        period of 30 consecutive trading days
                                        ending on the last trading day of the
                                        fiscal quarter immediately preceding the fiscal quarter in which the conversion occurs is more than 120% of the applicable conversion price per share of our common stock on that 30th trading day;

                                      - if we have called the debentures for
                                        redemption and the redemption has not
                                        yet occurred;

                                      - subject to certain exceptions, during
                                        the five trading day period after any
                                        five consecutive trading day period in
                                        which the average trading price of
                                        $1,000 principal amount of the
                                        debentures for each day of such five-day period was less than 95% of the product of the last reported sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the debentures; or

                                      - in connection with the occurrence of
                                        specified corporate transactions or
                                        events (including the declaration or
                                        payment of certain dividends or
                                        distributions and the occurrence of a
                                        change of control (as defined under
                                        "Description of the debentures)).

                                 See "Description of the
                                 Debentures -- Conversion Rights."

                                 Holders may convert any outstanding debentures into shares of our common stock at an initial conversion price per share of $961.20. This represents a conversion rate of approximately
                                 1.0404 shares of common stock per $1,000 principal amount of debentures. The conversion price is subject to adjustment. We will not pay interest accrued and unpaid on any debentures that are converted into our common stock. If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive the interest payable on the interest payment date notwithstanding the conversion of such debentures prior to such interest payment date. However, at the time the holder surrenders those debentures for conversion, it must pay us an amount equal to the interest that will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts debentures that are called by us for redemption.

                                 In respect of any debenture presented for conversion, in lieu of delivering shares of our common stock upon conversion of that debenture, we may elect to pay the holder cash in an amount equal to the product of the number of shares of our common stock issuable upon conversion of that debenture and the average of the last reported sale price for our common stock for the five consecutive trading days following either:

                                      - our notice of our election to deliver
                                        cash, which we must give prior to the
                                        close of business on the second business day after the conversion date unless we have earlier given notice of redemption as described herein; or

                                      - the conversion date, if we have given
                                        notice of redemption of that debenture
                                        specifying that we intend to deliver
                                        cash upon conversion after the
                                        redemption notice.

REPURCHASE AT OPTION OF
HOLDERS UPON A CHANGE OF
CONTROL.......................   In certain circumstances, if we undergo a
                                 change of control (as defined in the section of this prospectus titled "Description of the

                                 Debentures -- Repurchase at Option of Holders Upon a Change of Control"), you will have the right, subject to certain conditions and restrictions, to require us to repurchase your debentures, in whole or in part, at 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. We may choose to pay the repurchase price in:

                                      - cash;

                                      - at our option, subject to the
                                        satisfaction of certain conditions, in
                                        shares of our common stock or shares of
                                        common stock of the surviving
                                        corporation. The number of shares of
                                        common stock will equal the repurchase
                                        price divided by 95% of the average of
                                        the last reported sale price for our
                                        common stock for the five consecutive
                                        trading days immediately preceding and
                                        including the third trading day prior to the repurchase date; or

                                      - a combination of cash, shares of our
                                        common stock or shares of common stock
                                        of the surviving corporation.

                                 A change of control may constitute an event of default under our bank credit facility. Therefore, if we undergo a change of control without the approval of lenders, we may not be able to borrow under our bank credit facility, and we may not have other resources available to fund the repurchase of any debentures that you may require us to repurchase. See "Description of the Debentures -- Repurchase at Option of Holders Upon a Change of Control."

RANKING.......................   The debentures are our unsecured subordinated
                                 obligations. The debentures rank junior in right of payment to all of our existing and future senior debt (as defined under "Description of the Debentures"). We and our subsidiaries are not restricted by the debentures or the indenture under which the debentures are issued from incurring additional indebtedness or liens. As of September 30, 2003, we had approximately $262 million of senior debt outstanding (including a total of approximately $86 million of obligations of our subsidiaries secured by liens on our assets or guaranteed by us). In addition, the debentures are structurally subordinated to all other indebtedness and liabilities of our subsidiaries, which totaled approximately
                                 $1,615 million as of September 30, 2003.

OPTIONAL REDEMPTION...........   We may redeem the debentures, at our option, in
                                 whole or in part, from time to time on or after October 15, 2013 at a redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest up to, but not including, the date of redemption. See
                                 "Description of the Debentures -- Optional
                                 Redemption."

SINKING FUND..................   None.

USE OF PROCEEDS...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities. We will not receive any of the proceeds from the sale of any of these securities.

REGISTRATION REQUIREMENTS.....   Pursuant to a registration rights agreement
                                 that we entered into in connection with the private offering of the debentures in October
                                 2003, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the debentures and the common stock issuable upon conversion of the debentures. Pursuant to a registration rights agreement that we entered into with Edward H. Meyer in June 1986, we have included in the shelf registration statement 25,564 shares of common stock owned by Mr. Meyer, and 25,564 shares of common stock issuable upon conversion of a like number of shares of our Class B common stock owned by Mr. Meyer. This prospectus constitutes a part of that shelf registration statement. We filed the shelf registration statement solely to permit the resale of offered securities, and investors who purchase debentures or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement relating to the October 2003 private offering, selling securityholders may be required to discontinue the sale or other disposition of debentures and shares of common stock issued upon conversion of debentures pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

BOOK-ENTRY; DELIVERY AND
FORM..........................   The debentures are represented by one or more
                                 global debentures in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC.
                                 Beneficial interests in the global debentures are shown on, and transfers of those beneficial interests are effected only through, records maintained by DTC and its participants. See
                                 "Description of Debentures -- Book-Entry
                                 System; Delivery and Form and -- The Global
                                 Indentures".

TAX CONSIDERATIONS............   Each holder agreed in the indenture to treat
                                 the debentures, for United States federal income tax purposes, as "contingent payment debt instruments" as provided in Treasury
                                 Regulation section 1.1275-4 and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest is deemed to accrue for United States federal income tax purposes is 9.40%, compounded semi-annually.
                                 Accordingly, each holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the debentures at a gain. See "Certain United States Federal Income
                                 Tax Consequences".

RISK FACTORS..................   See "Risk Factors" for a discussion of certain
                                 factors that you should carefully consider before investing in the debentures or our shares of common stock.

                                  RISK FACTORS

     You should carefully consider the risks described below and all other information contained in this prospectus before determining whether or not to purchase offered securities. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of the debentures or our common stock could decline, and you may lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS

WE MAY HAVE DIFFICULTY COMPETING IN THE HIGHLY COMPETITIVE MARKETING AND COMMUNICATIONS INDUSTRY.

     The advertising and other marketing communications and marketing services businesses are highly competitive. Our principal competitors in the advertising, direct marketing and perception management and public relations businesses are large multinational marketing and communications companies, as well as numerous smaller agencies that operate only in the United States or in one or more countries or local markets. We must compete with these other companies and agencies, several of which may have greater financial resources than we do and may be less leveraged than we are, to maintain existing client relationships and to obtain new clients and assignments.

     Many of our clients and the clients of our competitors are served by a number of other agencies within the marketing and communications industry. In many cases, clients' policies on conflicts of interest or desires to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. We have arrangements with a number of our clients that restrict our ability to provide services to their competitors based on their conflicts policies. We have in the past been, and may in the future be, unable to take on new clients because such opportunities would require us to provide services to direct competitors of our existing clients. Our principal international competitors are global advertising agency networks, which are owned by holding companies, and separate agency networks within these holding companies may be able to perform services for competing products or for products of competing companies. If we fail to maintain existing clients or attract new clients, our business may be adversely impacted.

     In addition, from time to time, large multinational companies will seek to consolidate their accounts with one organization that can fulfill their marketing and communications needs worldwide. This trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments. We may not continue to benefit from this trend towards consolidation of global accounts.

     Finally, our industry experiences significant pricing competition. Should our industry experience further pricing competition, we may be unable to effectively compete with some of our competitors, whose financial position may make them better equipped to compete in such an environment. Competitive pressures may also require us to lower our prices for our services. Unless we are able to attract additional business, lowering our prices could have an adverse material impact on our revenue and result of operations.

IF WE WERE TO LOSE ANY OF OUR LARGER CLIENTS OR IF OUR LARGE CLIENTS WERE TO SIGNIFICANTLY REDUCE THEIR MARKETING AND COMMUNICATIONS BUDGETS, OUR RESULTS OF OPERATIONS COULD BE SIGNIFICANTLY HARMED.

     The loss of one or more of our larger clients could weaken our financial condition and cause our business and results of operations to suffer. The Procter & Gamble Company, our largest client, represented approximately 10% of our consolidated income from fees and commissions in 2002. Our clients generally are able to reduce marketing and communications spending or cancel projects at any time for any reason, and may not continue to use our services to the same extent, or at all, in the future. The loss of substantial business from Procter & Gamble or our other large clients would likely have an adverse effect on our future operating results. In addition, a significant delay or reduction in the budgets of any of our larger clients could weaken our financial condition and cause our business and results of operations to suffer. Historically, during periods with adverse economic conditions, our clients have cut their costs by reducing their marketing and communications budgets. We cannot assure you that we will retain Procter & Gamble or our other large clients or that they will not significantly delay or reduce their marketing and communications spending.

WE MAY BE UNABLE TO COLLECT BALANCES DUE FROM ANY CLIENT THAT FILES FOR BANKRUPTCY OR BECOMES INSOLVENT. WE COMMIT TO MEDIA AND PRODUCTION PURCHASES ON BEHALF OF OUR CLIENTS, AND MAY BE OBLIGATED TO PAY FOR THESE COMMITTED PURCHASES ON THEIR BEHALF.

     We generally provide advertising and communications services to our clients in advance of our receipt of payment. In addition, we commit to media and production purchases on behalf of certain of our clients in certain markets. If one or more of our clients files for bankruptcy, or becomes insolvent or otherwise is unable to pay for the services we provide, we may be unable to collect balances due to us on a timely basis or at all. In addition, in that event, media companies may look to us to pay for media purchases to which we committed on behalf of these clients.

OUR COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our ability to maintain our competitive position depends on retaining the services of our senior management and our creative, media and account personnel and practice group specialists, and their relationships with our clients. In particular, the loss of the services of key members of senior management could harm our business and results of operations. We currently have employment agreements with Edward H. Meyer, age 77, our chairman, president and chief executive officer, and Steven G. Felsher, our vice chairman, chief financial officer, secretary and treasurer. Mr. Meyer's employment agreement expires in December 2004. Mr. Felsher's employment agreement expires in July 2005, but will automatically be extended for one additional year unless notice is given by us or Mr. Felsher that the agreement will not be extended. Although we have employment agreements with some of our senior operating managers, employees generally are not subject to employment contracts and are, therefore, typically able to move within the industry with relative ease. If we were unable to continue to attract and retain additional key personnel, or if we were unable to retain and motivate our existing key personnel, we may not be able to compete effectively.

WE MAY BE ADVERSELY AFFECTED BY GLOBAL ECONOMIC FLUCTUATIONS OR A DOWNTURN IN THE MARKETING AND COMMUNICATIONS INDUSTRY, WHICH IS CYCLICAL. OUR BUSINESS IS ALSO SUBJECT TO SEASONAL VARIATIONS.

     The marketing and communications industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets in the global regions in which we operate. For example, in 2001, our gross income decreased 2.4% from 2000 due to a reduction in client spending principally attributable to overall economic weakness and its impact on our business. A significant economic downturn, especially in regions or industries where our operations are heavily concentrated, could have a material adverse effect on our prospects, business, financial condition and operating results. Furthermore, we may face increased pricing pressures during such periods.

     In addition, our business generally has been seasonal with greater gross income earned in the second and fourth quarters, particularly the fourth quarter. As a result, cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are typically higher on our year-end balance sheet than at the end of any of the preceding three quarters.

WE ARE SUBJECT TO REGULATIONS AND ARE EXPOSED TO POTENTIAL LIABILITIES THAT COULD RESTRICT OUR ACTIVITIES OR NEGATIVELY IMPACT OUR REVENUES.

     Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign, relating to the truth in and fairness of advertising, labeling disclosures and warning requirements with respect to the advertising for certain products and other marketing related regulations. To ensure that our clients' communications with their customers do not violate these regulations, we must comply with Federal Trade Commission regulations governing the marketing of products and services and with similar state regulations. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising, which may have an adverse effect on advertising expenditures.

     In addition, from time to time, we may be, or may be joined as, a defendant in litigation brought against our clients by third parties, including our clients' competitors, governmental or regulatory bodies or consumers. These litigations could include claims alleging that:

     - advertising claims made with respect to our clients' products or services are false, deceptive or misleading;

     - our clients' products are defective or injurious; or

     - marketing and communications materials created for our clients infringe on the proprietary rights of third parties.

     If, in those circumstances, we are not insured under the terms of our insurance policies or are not indemnified under the terms of our agreements with clients or this indemnification is unavailable for these claims, then the damages, costs, expenses or attorneys' fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition. We cannot assure you that we will not be subject to claims against us or our clients by governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance. Although we maintain an insurance program, including insurance for advertising agency liability, this insurance may not be available, or if available may not be sufficient to cover all claims.

     Finally, our failure or inability to meet a client's expectations in the performance or completion of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, in the course of providing marketing communications services to our clients we may be given access to confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability or damages, which could adversely affect our future operating performance.

WE FACE RISKS RELATING TO OUR FOREIGN OPERATIONS.

     We conduct operations in countries in Europe, Central and South America, Asia, Africa and the South Pacific. For the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, approximately 55.5%, 53.7% and 55.7%, respectively, of our total commissions and fees were earned outside of North America. Such amounts are generally collected in the local currency. In addition, we generally pay operating expenses in the corresponding local currency. Fluctuations between the various local currencies in which we conduct our business and the U.S. dollar, in which we report our financial statements, can have a material adverse impact on our reported financial statements when the local currency is translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. In addition to currency translation risk, we also incur currency transaction risk whenever we enter into a transaction using a different currency from the currency in which we receive revenues. In such instances we exchange such other currency for U.S. dollars and are therefore exposed to fluctuations between the applicable local currency and the U.S. dollar. In order to help to alleviate currency translation risk, we may enter into hedging transactions, which can lower our net income. Furthermore, since most of our indebtedness is in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness. Given the volatility of exchange rates, there can be no assurance that we will be able to manage our currency transaction and/or translation risks effectively, or that any volatility in currency exchange rates will not have a material adverse effect on our financial condition or results of operation.

     We are also subject to taxation in foreign jurisdictions. In addition, transactions between us and our foreign subsidiaries may be subject to United States and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which we will receive credit in the United States for taxes we pay in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code of 1986, as well as the provisions of any tax treaties that may exist between the United States and such foreign jurisdictions.

     Our current or future international operations are subject to risks relating to, and might not succeed for a number of reasons including:

     - difficulties in staffing and managing foreign operations, as well as in implementing uniform cross-border information technology systems;

     - operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

     - seasonal reductions in business activity;

     - language and cultural differences;

     - legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

     - taxation issues;

     - unexpected changes in trading policies and regulatory requirements;

     - issues relating to uncertainties of laws and enforcement relating to the regulation and protection of intellectual property; and

     - general political and economic trends.

     In addition, if we were unable to remain in compliance with local laws in countries in which we conduct business, our prospects, business and results of operations could be harmed, and our financial condition could be weakened. We conduct business in various developing countries where the systems and bodies of commercial law and trade practices are evolving. Commercial laws in many of these countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under these circumstances, it is difficult for us to determine with certainty at all times the exact requirements of these local laws.

     If we are forced to discontinue certain of our international operations, we could incur material costs and our revenue and results of operations could be materially adversely affected.

EDWARD H. MEYER BENEFICIALLY OWNS A MAJORITY OF THE COMBINED VOTING POWER OF ALL CLASSES OF OUR VOTING STOCK AND THEREFORE HAS SUBSTANTIAL INFLUENCE OVER US.

     As of September 30, 2003, Edward H. Meyer, our chairman, president and chief executive officer, beneficially owned approximately 18.2% of our common stock and 58.3% of our Class B common stock including (i) shares of common stock and Class B common stock issuable upon conversion of our 8 1/2% Convertible Subordinated Debentures owned by Mr. Meyer after giving effect to the assumed conversion thereof and (ii) shares of common stock issuable upon exercise of currently exercisable stock options owned by Mr. Meyer. As of such date, he also owned 100% of our Series I, Series II and Series III Preferred Stock. As of September 30, 2003, Mr. Meyer exercised voting power with respect to 70% of the combined voting power of all classes of our voting stock by virtue of: (i) his beneficial ownership of all of the foregoing securities; (ii) shares held pursuant to a voting trust agreement, as to which Mr. Meyer, as the trustee, exercises voting power; (iii) shares of common stock and Class B common stock held in our employee stock ownership plan as to which Mr. Meyer exercises shared voting power by virtue of his membership on the committee charged with its administration; (iv) shares of common stock and Class B common stock issuable upon conversion of our 8 1/2% Convertible Subordinated Debentures owned by Mr. Meyer after giving effect to the assumed conversion thereof; (v) shares of common stock issuable upon exercise of currently exercisable stock options owned by Mr. Meyer, and; (vi) shares of common stock issuable upon exercise of stock options that are exercisable by beneficiaries under the voting trust agreement after giving effect to the assumed exercise thereof. On December 31, 2003, Mr. Meyer converted the 8 1/2% Convertible Subordinated Debentures into 25,564 shares of our common stock and 25,564 shares of our Class B common stock. On January 5, 2005, Mr. Meyer exercised options to purchase 40,000 shares of our common stock.

     As a result of Mr. Meyer's beneficial ownership of our voting stock, Mr. Meyer can elect all of the members of our board of directors. He can also exercise significant influence over our business and affairs. This includes any determination with respect to mergers or other business combinations, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends with respect to common stock.

     In addition, Mr. Meyer may exercise his influence over us according to interests that could differ from your interests as a holder of debentures. For example, he could pursue transactions that in his judgment enhance the value of his equity investment but that may involve risks to the holders of the debentures.

WE MAY NOT BE SUCCESSFUL IN IDENTIFYING APPROPRIATE ACQUISITION CANDIDATES OR INVESTMENT OPPORTUNITIES, COMPLETING ACQUISITIONS OR INVESTMENTS ON SATISFACTORY TERMS OR INTEGRATING NEWLY ACQUIRED COMPANIES.

     Our business strategy includes increasing our share of clients' marketing expenditures by adding to or enhancing our existing marketing and communications capabilities and deepening our geographic presence. We implement this strategy in part by making selective and strategic acquisitions and investments. We may not be successful in identifying appropriate acquisition candidates or investment opportunities or consummating acquisitions or investments on terms satisfactory to us. In addition, we may not be successful in integrating newly acquired companies into our existing global network. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract personnel and clients. We may use common stock, incur indebtedness, which may be long-term, expend cash or use any combination of common stock, indebtedness and cash for all or part of the consideration to be paid in future acquisitions.

OUR REVOLVING CREDIT FACILITY AND OUR LOAN AGREEMENTS WITH THE PRUDENTIAL INSURANCE COMPANY OF AMERICA RESTRICT OUR ABILITY TO TAKE CERTAIN CORPORATE ACTIONS, INCLUDING MAKING DIVIDEND PAYMENTS.

     The current terms of our revolving credit facility and our loan agreements with The Prudential Insurance Company of America restrict our ability to (1) incur additional indebtedness, (2) declare or pay dividends or repurchase shares of our capital stock in an amount in excess of 50% of our pre-tax cash income for our immediately preceding fiscal year and (3) create or assume any lien upon any of our property or assets. They also limit the ability of our subsidiaries to incur additional indebtedness.

OUR ORGANIZATIONAL DOCUMENTS, CERTAIN AGREEMENTS AND PROVISIONS OF DELAWARE LAW MAY DELAY, DETER OR PREVENT A CHANGE IN CONTROL OF US.

     Various provisions of our organizational documents, various agreements, and of the law of Delaware, where we are incorporated, may delay, deter or prevent a change in control of us not approved by our board of directors. These provisions include:

     - a classified board of directors;

     - cumulative voting for election of directors;

     - an additional vote to be cast by the chairman of the board in case of a tie in a vote by our board of directors;

     - voting rights of Mr. Edward Meyer, the holder of the Series I Preferred Stock, to elect one-fourth of our board of directors;

     - limitations on the ability of stockholders to amend, alter or repeal provisions of our organizational documents;

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

     - authorization for our board of directors to issue without stockholder approval preferred stock with such terms as our board of directors may determine;

     - authorization for our board of directors to consider the interests of our clients and other customers, creditors, employees and other constituencies and our subsidiaries and the effect upon communities in which we and our subsidiaries do business, in evaluating proposed corporate transactions;

     - change of control provisions contained in our employment agreement with Edward H. Meyer that provide that upon our change of control, Mr. Meyer may terminate his employment, in which case we will have to pay Mr. Meyer the product of his total compensation and the greater of (i) the number of years remaining in the term of his employment or (ii) the number three. Mr. Meyer will also have the right to force us to buy all of our securities held by Mr. Meyer at the market price of those securities; and

     - change of control provisions contained in the voting trust agreement among us, Edward H. Meyer as trustee, and the beneficiaries named in the voting trust agreement, that provide that upon the threat of a change of control, no holder of trust shares may sell, transfer or dispose of any such shares, and no such person may withdraw any trust shares from the trust.

     Section 203 of the Delaware general corporation law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     These provisions of our organizational documents, agreements and Delaware law, together with the control by Mr. Meyer of 70% of the combined voting power of all classes of our voting stock, could discourage potential acquisition proposals and could delay, deter or prevent a change in control of us, although a majority of our stockholders might consider these acquisition proposals, if made, to be desirable. These provisions also could make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at prices above the then-current market price of our common stock, and may also inhibit increases in the market price of our common stock that could result from takeover attempts or speculation.

THE MARKET PRICE OF OUR COMMON STOCK WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock will fluctuate, and could fluctuate significantly, in response to various factors and events, including the following:

     - the liquidity of the market for our common stock;

     - differences between our actual financial or operating results and those expected by investors and analysts;

     - changes in analysts' recommendations or projections;

     - changes in marketing and communications budgets of clients;

     - new statutes or regulations or changes in interpretations of existing statutes and regulations affecting our business;

     - changes in general economic or market conditions; and

     - broad market fluctuations.

RISKS RELATED TO THE DEBENTURES

WE HAVE THE ABILITY TO DEFER PAYMENTS OF INTEREST ON THE DEBENTURES, WHICH WILL PRECLUDE YOU FROM RECEIVING DIVIDENDS OR INTEREST PAYMENTS.

     So long as we are not in default in the payment of interest on the debentures, we have the right under the indenture governing the debentures to defer payments of interest, including contingent interest, on the debentures by extending the interest payment period from time to time on the debentures for an extension period not exceeding 10 consecutive semi-annual interest periods, during which no interest shall be due and payable. If we exercise the right to extend an interest payment period, we may not during such extension period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock or make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures; provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or
(d) to stock dividends paid by us. Under our certificate of incorporation, we are authorized to issue up to 500,000 shares of preferred stock. We may from time to time offer shares of our preferred stock to the public. At September 30, 2003, we had 20,000 shares of Series I Preferred Stock, 5,000 shares of Series II Preferred Stock and 5,000 shares of Series III Preferred Stock outstanding.

     Prior to the termination of any extension period, we may further extend such extension period; provided that such extension period together with all such previous and further extensions thereof may not exceed 10 consecutive semi-annual interest periods. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time all or any portion of the interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, not to exceed 10 consecutive semi-annual interest periods or to cause any extension beyond the maturity of the debentures.

     We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the debentures. However, should we elect to exercise such right in the future, the market price of the debentures is likely to be affected. A holder that disposes of its debentures during an extension period, therefore, might not receive the same return on its investment as a holder that continues to hold its debentures. In addition, as a result of the existence of our right to defer interest payments, the market price of the debentures may be more volatile than the market prices of other securities that are not subject to such deferrals.

THE DEBENTURES ARE SUBORDINATED.

     The debentures are unsecured and subordinated in right of payment to all of our existing and future senior debt. For purposes of the subordination provisions of the indenture, senior debt includes, without limitation, all obligations in respect of (i) deferred compensation owed to employees who are not officers or directors of us or our subsidiaries, (ii) deferred ordinary course of business compensation owed to our or our subsidiaries' directors and officers to the extent that such deferred compensation has been fully vested and fully funded to a trust (or similar arrangement) established for the benefit of such director or officer pursuant to plans and arrangements in existence on the date the debentures were first issued, provided that the funds representing such deferred compensation need not be so vested and funded as of the date the debentures were first issued, (iii) all other deferred compensation owed to any of our directors, to the extent reflected as a liability in our balance sheet as of September 30, 2003 and deferred compensation accrued after September 30, 2003 consistent with past practice for services rendered by any of our directors after September 30, 2003, (iv) reasonable expense reimbursements due to our and our subsidiaries' employees and directors and (v) indebtedness to certain stockholders (other than officers or directors) who hold not more than 5% of our total voting power. In the event of our bankruptcy, liquidation or reorganization, upon acceleration of the debentures due to an event of default under the indenture and in other limited events, our assets will be available to pay obligations on the debentures only after all senior debt has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding debentures.

     The indenture also provides that during a default in the payment of any senior debt and also during non-payment defaults under our credit facility, our loan agreements with The Prudential Insurance Company of America or our other senior debt with an aggregate principal amount of not less than $25 million, creditors of such senior debt may at their discretion prohibit us from paying principal or interest on the debentures until the default has been cured or waived or ceased to exist.

     We are not prohibited from incurring additional debt, including additional senior debt, under the indenture. If we were to incur additional debt or liabilities, our ability to pay our obligations on the debentures could suffer. As of September 30, 2003, we had approximately $262 million of senior debt outstanding (including a total of approximately $86 million of obligations of our subsidiaries secured by liens on our assets or guaranteed by us). See "Description of the Debentures -- Subordination."

CREDITORS OF OUR SUBSIDIARIES WILL GET PAID BEFORE YOU WILL GET PAID.

     We operate our business in part through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the debentures. The debentures are structurally subordinated to the indebtedness and other obligations (including trade payables) of our subsidiaries. At September 30, 2003, the obligations of our subsidiaries aggregated approximately $1,615 million. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debentures or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest, premium, if any, or principal on the debentures. Any of our rights to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of us (and the consequent right of the holders of the debentures to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary). See "Description of the Debentures -- Subordination."

THERE IS THE POTENTIAL FOR PRICE VOLATILITY AND A LACK OF A PUBLIC MARKET FOR THE DEBENTURES.

     We issued the debentures in October 2003 in a private offering made to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The offering was made through a group of investment banks, which we refer to as the "initial purchasers." Prior to that offering, there was no trading market for the debentures. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the debentures, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the debentures will develop or, if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the value of the debentures could be materially adversely affected.

     There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures issued to qualified institutional buyers in the October 2003 offering currently trade on the PORTAL Market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTAL market.

WE EXPECT THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND OTHER FACTORS.

     The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities. In addition, the debentures have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a debenture would otherwise be convertible. These features could adversely affect the value and the trading price of the debentures. Historically, our common stock has not experienced high trading volume due to the relatively high price and limited public float of our common stock. Accordingly, no assurance can be given as to the liquidity of our common stock issuable upon conversion of the debentures.

AFTER GIVING EFFECT TO THIS OFFERING, OUR LEVEL OF LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS TO YOU UNDER THE DEBENTURES.

     As of September 30, 2003, we had approximately $350.2 million of indebtedness outstanding (including our redeemable preferred stock). We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We and our subsidiaries may also incur additional debt that may be secured.

     Our level of debt and debt service obligations could have important effects on your investment in the debentures. These effects may include:

     - making it more difficult for us to satisfy our obligations to you with respect to the debentures and our obligations to other persons with respect to our other debt;

     - limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

     - increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

     - increasing our exposure to rising interest rates because a portion of our borrowings is at variable interest rates;

     - reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to pay principal and interest on the debentures and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONVERSION CONTINGENCY PROVISION OF THE DEBENTURES.

     Holders of the debentures may convert the debentures into our common stock upon the occurrence of certain events or conditions (including events related to the trading price of our common stock). Until any of these contingencies are met, the shares underlying the debentures will not be included in the calculation of reported earnings per share. Should any of these contingencies be met, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause some of these conditions to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

YOU WILL RECOGNIZE INCOME FOR FEDERAL INCOME TAX PURPOSES SIGNIFICANTLY IN EXCESS OF CURRENT CASH PAYMENTS.

     We intend to treat the debentures as contingent payment debt instruments subject to U.S. federal income tax rules applicable to contingent payment debt instruments. Under that treatment, if you acquire debentures, you will be required to include amounts in income significantly in excess of the stated interest on the debentures. Any gain you recognize will generally be ordinary interest income; any loss will be ordinary loss to the extent of interest on the debentures previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and should have recognized capital gain or loss, rather than ordinary income or loss upon a taxable disposition of the debentures. See "Certain United States Federal Income Tax Consequences."

IF YOU HOLD DEBENTURES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL SUBJECT TO ANY CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in connection with conversion of your debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

THE DEBENTURES ARE UNSECURED AND, THEREFORE, ARE EFFECTIVELY SUBORDINATED TO ANY OF OUR SECURED DEBT.

     The debentures are not secured by any of our assets or those of our subsidiaries. In addition, the debentures are not guaranteed by our subsidiaries. As a result, the debentures are effectively subordinated to any secured debt that we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

WE MAY NOT BE ABLE TO PURCHASE THE DEBENTURES UPON A CHANGE OF CONTROL.

     Upon the occurrence of certain specific kinds of change of control events, we are required to offer to repurchase all outstanding debentures at a price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to but not including the date of repurchase. See "Description of the Debentures -- Repurchase at Option of Holders Upon a Change of Control." It is possible that we will not have sufficient funds at the time of a change of control to make any required repurchase of debentures. If we are required to make a change of control offer, there can be no assurance that we will be able to obtain all required consents from the holders of our senior debt to allow repurchase of the debentures. If we fail to repurchase the debentures when required following certain change of control events, we will be in default under the indenture. In addition, we have, and may in the future incur other indebtedness (including our existing credit facility) with similar change of control provisions permitting our other creditors to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional equity securities during the life of the debentures. We are authorized to issue, without stockholder approval, 500,000 shares of preferred stock, of which 30,000 were outstanding as of September 30, 2003, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. In addition, we are authorized to issue, without stockholder approval, up to 50,000,000 shares of common stock, of which approximately 1,096,221 shares were outstanding as of

September 30, 2003, and 10,000,000 shares of Class B common stock, of which approximately 207,057 shares were outstanding as of September 30, 2003. If we issue additional equity securities, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     In connection with the provisions of the Private Securities Litigation Reform Act of 1995, or the Reform Act, we may include forward looking statements (as defined in the Reform Act) in oral or written public statements issued by us or on our behalf. These forward looking statements may include, among other things, plans, objectives, projections, anticipated future economic performance or assumptions and the like that are subject to risks and uncertainties. Actual results or outcomes may differ materially from those discussed in the forward looking statements. Important factors that may cause actual results to differ include, but are not limited to, the following: the unanticipated loss of a material client or key personnel, delays or reductions in client budgets, shifts in industry rates of compensation, government compliance costs or litigation, unanticipated natural disasters, terrorist attacks, war, technological developments, creditworthiness of clients and suppliers, changes in the general economic conditions that affect exchange rates, changes in interest rates and/or consumer spending either in the United States or non-United States markets in which we operate, unanticipated expenses, client preferences that can be affected by competition, and/or changes in the competitive frame, and the ability to project risk factors that may vary. The forward looking statements speak only as of the date when made. We do not undertake to update such statements.

     You should carefully read the factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the net proceeds from the sale of the offered securities. We will not receive any of the proceeds from the sale of any of these securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of earnings to fixed charges for Grey Global Group Inc. and its consolidated subsidiaries for each of the periods indicated.

                                                                              NINE MONTHS
                                              YEARS ENDED DECEMBER 31,           ENDED
                                          --------------------------------   SEPTEMBER 30,
                                          1998   1999   2000   2001   2002       2003
                                          ----   ----   ----   ----   ----   -------------
Ratio of Earnings to Fixed Charges(1)...  3.48   2.37   2.71    *     2.05       2.35

---------------

 * For the year ended December 31, 2001, there was a deficiency of earnings to fixed charges of $1,305.

(1) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before taxes, equity losses in unconsolidated subsidiaries and minority interests, plus fixed charges and distributed income of equity investees less preference security dividends. "Fixed charges" consist of interest expensed and capitalized, amortization of debt expense, an estimate of interest within rent expense and preference security dividends.

                                DIVIDEND POLICY

     Since at least 1965, we have paid dividends on our common stock and Class B common stock each quarter and, starting with our fourth fiscal quarter in 1996, we have paid dividends at a rate of $1.00 per share of our common stock and limited duration Class B common stock per quarter. We currently anticipate that we will continue to pay quarterly dividends at a rate of $1.00 per share of our common stock and limited duration Class B common stock, subject to the factors described below. The payment of dividends, however, in the future will be a business decision to be made by our board of directors from time to time based on such considerations as our board of directors deems relevant, will be payable only out of funds legally available under Delaware law and will be subject to any restrictions that may be contained in our debt instruments. Under our credit facility and loan agreements, we are not allowed to declare or pay dividends or repurchase shares of our capital stock in an amount in excess of 50% of our pre-tax cash income for our immediately preceding fiscal year. Under the terms of the debentures, if we exercise our right to defer payments of interest on the debentures, during any such deferral period, our ability to declare or pay any dividends on our capital stock will be restricted, subject to certain exceptions.

                         DESCRIPTION OF THE DEBENTURES

     We issued our 5.0% Contingent Convertible Subordinated Debentures due 2033, which we refer to as the debentures, under an indenture between us and American Stock Transfer & Trust Company, as trustee. The following description is only a summary of the material provisions of the debentures, the related indenture and the registration rights agreement. We urge you to read the indenture, the debentures and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the debentures. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the "company," "we," "us," "our" and "Grey" include only Grey Global Group Inc. and not its subsidiaries.

GENERAL

     The debentures have an aggregate principal amount of $150.0 million. The debentures will mature on October 15, 2033 unless earlier converted, redeemed or repurchased.

     The debentures:

     - were issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000;

     - represent our unsecured obligations subordinated in right of payment to the extent set forth in the indenture to our senior debt (as defined below);

     - are convertible into shares of our common stock, par value $0.01 per share, during any permitted conversion period (as defined below), unless previously repurchased or redeemed, at an initial conversion rate of
       1.0404 shares per each $1,000 principal amount of debentures, subject to adjustment upon the occurrence of the events described below under "-- Conversion Rights";

     - are required to be repurchased by us at the option of the holders, as described below under "-- Repurchase at Option of Holders Upon a Change of Control"; and

     - do not have a sinking fund.

     The debentures were issued only in fully registered book-entry form, without coupons, and are represented by one or more global debentures registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC.

     We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which currently is an office of the trustee. We may pay the principal of, and interest on, the debentures either:

     - by check mailed to your address as it appears in the debenture register,

     - or, if you are a holder of record with an aggregate principal amount in excess of $2.0 million, if you so elect in writing, by wire transfer in immediately available funds to an account in the United States.

     However, payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     The indenture does not contain any restrictions on the incurrence of indebtedness or liens or on the payment of senior debt, and does not contain any financial covenants. In addition, except during an extension period (as defined below), the indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or on the payment of junior or pari passu indebtedness. Other than as described under "-- Repurchase at Option of Holders Upon a Change of Control," the indenture contains no covenants or other provisions that afford protection to holders of debentures in the event of a highly leveraged transaction.

INTEREST

     The debentures began bearing interest from October 28, 2003 at the rate of 5.0% per year. We will also pay contingent interest (as defined below) on the debentures in the circumstances described under "-- Contingent Interest." Subject to the provisions set forth under "-- Option to Extend Interest Payment Period," we will pay interest semiannually on April 15 and October 15 of each year to the holders of record at the close of business on the preceding April 1 and October 1, respectively, beginning April 15, 2004; provided that:

     - we will not pay interest accrued and unpaid on any debentures that are converted into our common stock. See "-- Conversion Rights." If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive the interest payable on the interest payment date, notwithstanding the conversion of such debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those debentures for conversion, except as provided below, it must pay us an amount equal to the interest that will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts debentures that are called by us for redemption. Accordingly, if we elect to redeem debentures on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date and the holder of those debentures chooses to convert the debentures, the holder will not be required to pay us, at the time it surrenders the debentures for conversion, the amount of interest on the debentures it will receive on the interest payment date,

     - we will pay interest to a person other than the holder of record on the record date if we redeem the debentures on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the debentures being redeemed, to but not including the redemption date to the same person to whom we will pay the principal of such debentures, and

     - our delivery to a holder of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay accrued tax original issue discount attributable to the period from the issue date through the conversion date. As a result, accrued tax original issue discount to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

     All references herein to interest shall include compounded interest (as defined herein) unless otherwise stated.

CONTINGENT INTEREST

     Subject to the accrual, record date and payment provisions described above, beginning with the six-month interest period commencing on October 15, 2013, "contingent interest" will accrue during any semi-annual interest period where the average trading price of the debentures (as determined below) for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals $1,200 or more per $1,000 principal amount of debentures. During any period in which contingent interest accrues, it will be payable at a rate per annum equal to 0.50% of such average trading price.

     Upon determination that contingent interest on the debentures will accrue during a relevant six-month period, at or prior to the start of such six-month period, we will issue a press release and notify the trustee.

     The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5.0 million principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. We shall provide prompt written notice to the trustee identifying the three independent nationally recognized securities dealers selected by us. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of debentures from an independent nationally recognized securities dealer selected by us and identified in writing to the trustee or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be deemed to be equal to (a) the then-applicable conversion rate of the debentures multiplied by (b) the closing price of shares of our common stock on such determination date on The NASDAQ National Market, or, if our common stock is not then quoted on such market, on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded; provided that the trustee shall not determine the trading price of the debentures unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures is equal to not less than 120% of the principal amount thereof; and at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day (as defined below) and on each successive trading day until the trading price of the debentures is greater or equal to 120% of the principal amount thereof. The trustee shall be entitled to all of the rights of the trustee set forth in the indenture in connection with any such determination. Any such determination shall be conclusive absent manifest error.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as we are not in default in the payment of interest on the debentures, we shall have the right to extend the interest payment period (such extended period, an "extension period"), including the payment of contingent interest, from time to time for a period not exceeding 10 consecutive semi-annual interest periods, provided that such extension period shall terminate upon the occurrence of a default or event of default, and provided further that no extension period shall extend beyond the maturity date of the debentures. We have no current intention of exercising our right to extend an interest payment period. No interest shall be due and payable during an extension period, except at the end thereof, provided that interest (including compounded interest) shall accrue. During any extension period, we shall not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock or make any guarantee payments with respect thereto (provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or
(d) to stock dividends or other stock distributions (including rights, warrants or options to purchase capital stock) paid by us) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures. Prior to the termination of any such extension period, we may further extend the interest payment period; provided that such extension period together with all such previous and further extensions thereof may not exceed 10 consecutive semi-annual interest payment periods or extend beyond the maturity of the debentures. On the first interest payment date occurring on or after the end of each extension period, we shall pay to the holders of debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the extension period) all accrued and unpaid interest (including contingent interest, if any) on the debentures, together with interest thereon (including interest on unpaid and deferred interest) at the rate specified for the debentures, compounded semi-annually. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time, in accordance with the notice provisions contained in the indenture, all or any portion of the interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, not to exceed 10 consecutive semi-annual interest payment periods; provided, that no such period may extend beyond the stated maturity of the debentures. The failure by us to make interest payments during an extension period would not constitute a default or an event of default under the indenture or our currently outstanding indebtedness.

     We shall give notice to the trustee of our election of such extension period ten business days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The NASDAQ National Market (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment. A "business day" is any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York in the State of New York are authorized or required by any applicable law to close.

SUBORDINATION

     The payment of principal of, and interest on, the debentures is, to the extent and in the manner set forth in the indenture, subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all our senior debt (as defined below).

     As of September 30, 2003, we had approximately $262 million of senior debt outstanding (including a total of approximately $86 million of obligations of our subsidiaries secured by liens on our assets or guaranteed by us). In addition, the debentures are structurally subordinated to all other indebtedness and liabilities of our subsidiaries. As of September 30, 2003, our subsidiaries had total liabilities of approximately $1,615 million.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of us, the holders of all senior debt will first be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon before the holders of the debentures will be entitled to receive any payment in respect of the principal of, or interest on, the debentures.

     No payments on account of principal, or interest in respect of the debentures may be made by us if there shall have occurred and be continuing a default in any payment with respect to senior debt (other than obligations in respect of clauses (ii), (iii) and (iv) of the definition of qualifying deferred compensation and reasonable expense reimbursements due to our and our subsidiaries' employees and directors), whether at maturity, upon redemption, by declaration of acceleration or otherwise. In addition, during the continuance of any other event of default (other than a payment default) with respect to designated senior debt (as defined below) pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the trustee of written notice from holders of such designated senior debt or from an agent of such holders, no payments on account of principal, or interest in respect of the debentures may be made during a period, referred to herein as a "payment blockage period," commencing on the date of receipt of such notice and ending on the date such event of default has been cured or waived or has ceased to exist, but in no event shall any payment blockage period extend beyond October 15, 2033.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders of debentures will be paid to the holders of senior debt to the extent necessary to pay such indebtedness in full, and we may be unable to fully meet our obligations with respect to the debentures.

     "Designated senior debt" is defined to mean (i) indebtedness outstanding under the Credit Agreement dated as of December 21, 2001, referred to herein as the "credit agreement," among us, HSBC Bank USA, Fleet National Bank and JP Morgan Chase Bank, as such credit agreement has been and may be amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time, (ii) indebtedness under the Note Agreement, dated as of November 13, 2000, referred to as the "2000 loan agreement," and the Note Agreement, dated as of March 14, 2003, referred to herein as the "2003 loan agreement" and, together with the 2000 loan agreement, the "loan agreements," each between us and The Prudential Insurance Company of America, as such loan agreements have and may be amended, restated, supplemented, extended, replaced, refinanced or otherwise modified from time to time and (iii) senior debt (other than obligations in respect of clauses (ii), (iii) and (iv) of the definition of qualifying deferred compensation and reasonable expense reimbursements due to our and our subsidiaries' employees and directors) which, at the time of its determination,
(A) has an aggregate principal amount of at least $25.0 million and (B) is specifically designated in the instrument evidencing such senior debt as "designated senior debt" by us.

     "Senior debt" is defined to mean the principal of (and premium, if any) and interest on (i) all of our indebtedness for borrowed money, (ii) all of our obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) all of our obligations in respect of letters of credit or bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto), (iv) all of our obligations to pay the deferred purchase price of property or services (including all obligations in respect of qualifying deferred compensation (as defined below)) and reasonable expense reimbursements due to our and our subsidiaries' employees and directors, (v) all of our monetary obligations as lessee under capitalized leases, (vi) all indebtedness of others secured by a lien on any of our assets, whether or not such indebtedness is assumed by us (provided that, for purposes of determining the principal amount of any indebtedness of the type described in this clause, if recourse with respect to such indebtedness is limited to such asset, the amount of such indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such indebtedness), (vii) all indebtedness of others guaranteed by us to the extent such indebtedness is guaranteed by us and (viii) to the extent not otherwise included in this definition, all of our obligations under currency agreements and interest rate agreements, in each case, whether created, incurred or assumed before, on or after the date of the indenture; provided that senior debt shall not include (a) indebtedness or other obligations of ours to any of our subsidiaries, or to any of our or our subsidiaries' officers or directors, or to a significant stockholder (as defined below) (other than qualifying deferred compensation and expense reimbursements referred to in clause (iv) above), (b) our indebtedness or other obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was secured by one or more of our assets or properties, but was otherwise without recourse to us, (c) any of our other indebtedness or other obligations which by the terms of the instrument creating or evidencing the same is specifically designated as not being senior in right of payment to the debentures or expressly provides that such indebtedness or other obligation is pari passu with, or junior to, the debentures, (d) payment obligations in respect of any of our redeemable stock, and (e) trade payables or other obligations to trade creditors.

     "Qualifying deferred compensation" means (i) deferred compensation owed to employees that are not our or our subsidiaries' directors or officers, (ii) deferred ordinary course of business compensation owed to our or our subsidiaries' directors and officers to the extent that such deferred compensation has been fully vested and fully funded to a trust (or similar arrangement) established for the benefit of such director or officer pursuant to plans and arrangements in existence on the date the debentures are first issued, provided that the funds representing such deferred compensation need not be so vested and funded as of the date the debentures are first issued, (iii) all other deferred compensation owed to any of our directors, to the extent reflected as a liability in our balance sheet as of September 30, 2003 and (iv) deferred compensation accrued after September 30, 2003 consistent with past practice for services rendered by any of our directors after September 30, 2003.

     "Significant stockholder" is defined to mean a person or entity (other than any of our or our subsidiaries' officers or directors) that is the beneficial owner of more than 5% of the total voting power of all shares of our outstanding capital stock that are entitled to vote generally in the election of directors.

CONVERSION RIGHTS

  GENERAL

     Prior to the close of business on the business day immediately preceding October 15, 2033, referred to herein as the "conversion expiration date," you may at your option convert your debenture, in the manner described below, into shares of our common stock at an initial conversion rate of 1.0404 shares of our common stock for each $1,000 principal amount of debentures (equivalent to a conversion price of $961.20 per share of our common stock (the "initial conversion price")), subject to adjustment as described under "-- Conversion

Price Adjustments -- General" below (the initial conversion price as so adjusted from time to time, the "conversion price") during each of the following periods (each such period, a "permitted conversion period"):

     - during the fiscal quarter immediately following each fiscal quarter (such previous fiscal quarter, the "prior fiscal quarter") in which the market price condition (as defined below) has been satisfied,

     - during the period beginning on the date the debentures are called for redemption and ending at the close of business on the business day immediately prior to the redemption date,

     - during the five (5) consecutive business days after the trading price condition (as defined below) has been satisfied,

     - during a dividend payment period (as defined below), and

     - during the period commencing on the date of our notice to holders of record of the debentures of the occurrence of a change of control (as defined below) in accordance with the terms of the indenture and ending thirty (30) days after our giving of such notice.

     The conversion provisions set forth in the fourth bullet point of the previous sentence shall not apply with respect to a holder of a debenture that is otherwise permitted to, elects to and in fact does participate in the dividend or distribution (on an as-if-converted basis) giving rise to such right of conversion.

     In respect of any debenture presented for conversion, we may, at our option, in lieu of delivering shares of common stock, elect to pay the holder surrendering such debenture an amount of cash equal to the average of the last reported sale price (as defined below) for our common stock for the five consecutive trading days immediately following (a) the date of delivery our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption with respect to such debenture, specifying that we intend to deliver cash upon conversion, in either case, multiplied by the number of shares of common stock issuable upon conversion of such debenture on that date. We will inform holders of our election to deliver shares of common stock or to pay cash in lieu of the delivery of such shares by delivering an irrevocable written notice to the trustee and the paying agent prior to the close of business on the second business day after the conversion date, unless we have already informed holders of our election by delivering an irrevocable notice in connection with our optional redemption of the debentures as described under "-- Optional Redemption." If we deliver only shares of common stock upon conversion, such shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to satisfy all or a portion of our obligation to deliver shares upon conversion in cash, the payment, including any delivery of common stock will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under "-- Events of Default," has occurred and is continuing, we may not pay cash upon conversion of any debentures (other than cash in lieu of fractional shares).

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction ("acquiror securities"). If the transaction also constitutes a change of control, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Repurchase at Option of Holders Upon a Change of Control."

     The "market price condition" shall be satisfied if at any time the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the prior fiscal quarter is greater than 120% of the applicable conversion price as in effect on the last trading day of the prior fiscal quarter.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by The NASDAQ National Market or, if our common stock is not reported by The NASDAQ National Market, as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not reported by The NASDAQ National Market and not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date quoted by each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

     A "trading day" is a day during which trading in securities generally occurs on The NASDAQ National Market or, if our common stock is not then listed on The NASDAQ National Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded.

     The "trading price condition" shall be satisfied if the trading price per $1,000 principal amount of debentures for any five (5) consecutive trading day period (the "measurement period") as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate for such date (i.e. the number of shares of our common stock $1,000 principal amount of debentures are then convertible into) (the "parity value"); provided, that if, on the date of any conversion pursuant to the trading price condition, the last reported sale price of our common shares is between 100% and 120% of the then current conversion price of the debentures, you will receive, in lieu of our common shares based on the conversion rate, common stock with a value equal to the principal amount of your debentures plus accrued and unpaid interest and accrued and unpaid additional interest and contingent interest, if any, as of the conversion date (a "principal value conversion"). Our common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the last reported sale price on the third trading day after the conversion date.

     In connection with any conversion upon satisfaction of the trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price for $1,000 principal amount of debentures would be less than the parity value. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price for $1,000 principal amount of debentures is greater than or equal to the parity value.

     A "dividend payment period" shall commence on each date on which we have announced that we will (i) issue a below market issuance, (ii) distribute a cash dividend or an asset distribution (each as defined under "-- Conversion Price Adjustments -- General"), which distribution has a per share value as determined in good faith by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution or (iii) have commenced a tender offer (as defined below), and end on the earlier of (a) the close of business on the business day immediately prior to the ex-dividend date with respect to such distribution or dividend (or in the case of a tender offer, at the close of business on the business day immediately prior to the expiration of the tender offer) and (b) the close of business on the first business day after the day on which we make a public announcement that such distribution or dividend will not be issued or that such tender offer has been terminated.

     We will give notice to the holders of record of the debentures of the pending occurrence of each below market issuance, cash dividend and asset distribution not less than twenty (20) business days prior to the ex-dividend date for such distribution and we will give notice to the holders of record of the debentures of the occurrence of each change of control within twenty (20) business days after our obtaining knowledge of such occurrence of a change of control.

     The terms of the debentures provide that a holder of debentures wishing to exercise its conversion right shall surrender such debentures, together with an irrevocable conversion notice, to the conversion agent (initially the trustee) (the "conversion agent"), which shall, on behalf of such holder, immediately convert such debentures into our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. So long as a book-entry system for the debentures is in effect, however, procedures for converting the debentures into shares of our common stock may differ, as described under "-- Book-Entry; Delivery and Form" and "-- The Global Debentures."

     No fractional shares of our common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by us in cash based on the market price of our common stock on the date such debentures are surrendered for conversion.

  CONVERSION PRICE ADJUSTMENTS -- GENERAL

     The conversion price is subject to adjustment (under formulae set forth in the indenture) from time to time in certain events, including:

          (i) the issuance of shares of our common stock as a dividend or distribution to all or substantially all holders of shares of our common stock;

          (ii) certain subdivisions and combinations of our common stock;

          (iii) the issuance to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock at less than the then current market price (a "below market issuance");

          (iv) the distribution to all or substantially all holders of our common stock of (A) our equity securities (other than our common stock),
     (B) evidences of our indebtedness and/or (C) other assets (including securities, but excluding (1) any rights or warrants referred to in clause
     (iii) above, (2) any rights or warrants to acquire any capital stock of any entity other than us, (3) any dividends or distributions in connection with our liquidation, dissolution or winding-up, (4) any dividends payable solely in cash that may from time to time be declared by our board of directors and (5) any dividends or distributions referred to in clause (i) above) (each of (A), (B) and (C), an "asset distribution"), in which case, the conversion price shall be adjusted so that the adjusted conversion price shall equal the number determined by multiplying the conversion price in effect on the record date with respect to the asset distribution by the fraction of "A/B," where "A" is equal to the last reported sale price (as defined above) of our common stock on such record date minus the fair market value on such record date (as determined in good faith by our board of directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the asset distribution applicable to one share of our common stock, and "B" is equal to such last reported sale price;

          (v) distributions or dividends to all or substantially all holders of our common stock, consisting of cash (a "cash dividend") that when combined with all other cash dividends paid within the calendar year during which such cash dividend is paid exceeds $4.00 per share of common stock (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of or other similar events with respect to our common stock) (the amount of such excess, the "excess dividend"), in which case, the conversion price shall be reduced so that the adjusted conversion price shall equal the number determined by multiplying the conversion price in effect on the record date with respect to the cash dividend by the fraction of "B/A," where "A" is equal to the last reported sale price of our common stock on such record date, and "B" is equal to such last reported sale price minus the amount of excess dividend applicable to one share of our then outstanding common stock; and

          (vi) payment in respect of a tender or exchange offer by us or any of our subsidiaries for our common stock to the extent that the cash and fair market value of any other consideration included in such payment per share of our common stock exceed the first reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such a tender or exchange offer, a "tender offer").

     If an adjustment is required to be made as set forth in clause (vi) above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for our common stock acquired in the tender offer exceeds the value of such shares based on the first reported sale price of our common stock on the trading day next succeeding the expiration time.

     With respect to clauses (iv) and (v) above, no adjustment to the conversion price will be made if we provide that holders of debentures will participate in the asset distribution or the cash dividend, as applicable, on an as-converted basis without conversion. Furthermore, if the numerator of the fraction described in the second sentence of clauses (iv) and (v) above is less than $1.00 (including a negative amount) then in lieu of any adjustment of the conversion price, we will make adequate provision so that each holder of debentures shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the distribution or dividend such holder would have received had such holder converted such debentures immediately prior to the record date for such distribution or dividend. In the case where the indenture provides that a conversion price adjustment is effective upon the record date for a distribution or dividend, if the distribution or dividend is not so paid or made, the conversion price will again be adjusted to be the conversion price that would then be in effect if such distribution or dividend had not been declared.

     No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     We may, from time to time, to the extent permitted by law and The NASDAQ Stock Market Marketplace Rules, reduce the conversion price by any amount for any period of at least 20 business days, in which case we will give at least fifteen (15) days' notice of such reduction. In particular, we may, at our option, make such reduction in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons. See "Certain United States Federal Income Tax Consequences."

     Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of debentures or to holders of our common stock issued upon conversion thereof. See "Certain United States Federal Income Tax Consequences."

     Conversions of the debentures may be effected by delivering them to our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York.

OPTIONAL REDEMPTION

     Except as provided below, the debentures may not be redeemed prior to October 15, 2013. We have the right to redeem the debentures, in whole or in part, from time to time, on or after October 15, 2013, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof together with accrued and unpaid interest, including interest on any unpaid interest at the rate specified for the debenture, compounded semi-annually (together with any unpaid contingent interest, "compounded interest") to, but excluding, the redemption date.

     If the debentures are redeemed on any interest payment date, accrued and unpaid interest shall be payable to holders of record on the relevant record date.

     We may not redeem any debentures unless all accrued and unpaid interest thereon, including compounded interest, has been or is simultaneously paid for all semi-annual periods terminating on or prior to the date of notice of redemption.

     If we give a notice of redemption in respect of debentures (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, we will deposit irrevocably with the trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the debentures called for redemption, such debentures will no longer be deemed to be outstanding and all rights of holders of such debentures so called for redemption will cease, except the right of the holders of such debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of debentures is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date fixed for redemption. If we fail to repay the debentures on maturity or the date fixed for this redemption, or if payment of the redemption price in respect of debentures is improperly withheld or refused and not paid by us, interest on such debentures will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price.

     If we decide to redeem fewer than all the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before any selection for redemption of debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be redeemed and (ii) register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a change of control (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The change of control repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) to but excluding the change of control repurchase date.

     Instead of paying the change of control repurchase price in cash, we may elect (which election shall be irrevocable) to pay the change of control repurchase price in shares of our common stock, acquiror securities that are publicly traded securities (as defined below), or a combination of cash, shares of our common stock and such publicly traded acquiror securities by so stating in the change of control notice to be delivered within 20 business days after our obtaining knowledge of the occurrence of a change of control, as described below. In such event, the number of shares of our common stock or acquiror securities a holder will receive will equal the portion of the repurchase price payable in such shares divided by 95% of the average of the last reported sale price of our common stock or acquiror securities that are publicly traded securities, as the case may be, for the five (5) days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay the repurchase price in our common stock or acquiror securities if an event of default (as described under "-- Events of Default") has occurred or is continuing and unless we satisfy certain other conditions prior to the repurchase date as set forth in the indenture.

     A "change of control" will be deemed to have occurred if any of the following occurs at the time after the debentures are originally issued:

     - a "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries, our or their employee benefit plans or a permitted holder (as defined below)) becomes the direct or indirect "beneficial owner," within the meaning of Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

     - consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us, one or more of our subsidiaries or a permitted holder, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control; or

     - the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution;

provided that for purposes of the provisions described under this section entitled "-- Repurchase at Option of Holders Upon a Change of Control," a change of control will not be deemed to have occurred if either:

     - the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the change of control or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the change of control or the public announcement thereof; or

     - not less than 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of capital stock traded on a U.S. national securities exchange or quoted on The NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a change of control (such securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term "capital stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Permitted holder" means (i) Edward H. Meyer (or, in the event of his incompetence or death, his estate, heirs, testamentary trusts (as well as the trustees and beneficiaries in respect of any such trust), executor, administrator, committee or other personal representative (collectively, "heirs")) or any person controlled, directly or indirectly, by Edward H. Meyer or any heirs, (ii) any of Edward H. Meyer's immediate family members, including his spouse, or any of his lineal descendants, (iii) any trust in which one or more of the persons described in clause (i) or (ii) holds substantially all of the beneficial interests therein, (iv) until October 15, 2004, Ariel Capital Management, Inc., (v) the Voting Trust formed by the Voting Trust Agreement,
(vi) any trustee or beneficiary under the Voting Trust Agreement, (vii) any of Grey's employee stock ownership plans or trusts or similar plans or trusts or any persons or entities having voting or dispositive power with respect to the assets of any such plan or trust or (viii) any affiliate of the foregoing.

     "Voting Trust Agreement" means the Voting Trust Agreement, dated as of February 24, 1986, among Edward H. Meyer (the voting trustee), Grey and the beneficiaries of the Voting Trust Agreement, as such Voting Trust Agreement has been and may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time.

     Within 20 business days after our obtaining knowledge of the occurrence of a change of control, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the change of control and of the resulting repurchase right. Such notice shall state, among other things:

     - the events causing a change of control;

     - the date of the change of control;

     - the change of control repurchase price

     - the last date on which a holder may exercise the change of control repurchase right;

     - the change of control repurchase date;

     - whether we will pay the purchase price in cash, shares of our common stock, acquiror securities or a combination thereof, specifying the percentage of each;

     - the name and address of the paying agent and the conversion agent;

     - the applicable conversion rate and any adjustments to the applicable conversion rate;

     - that the debentures with respect to which a change of control repurchase election has been given by the holder may be converted only if the holder withdraws the change of control repurchase election in accordance with the terms of the indenture; and

     - the procedure that holders must follow to require us to repurchase their debentures.

     To exercise the repurchase right, you must deliver prior to the close of business on the 20th business day following the date of our notice of the occurrence of a change of control, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written change of control repurchase election and the form entitled "Form of Change of Control Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your change of control repurchase election must state:

     - the certificate numbers of the debentures to be delivered for repurchase;

     - the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

     - that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

     For a discussion of the tax treatment of a holder exercising the right to require us to purchase debentures, see "Certain United States Federal Income Tax Consequences."

     If your debentures are held through DTC, your notice must comply with appropriate DTC procedures.

     No debentures may be repurchased at the option of holders upon a change of control if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the change of control repurchase price of the debentures.

     You may withdraw any change of control repurchase election (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the 20th business day following the date of our notice of the occurrence of a change of control. The notice of withdrawal must state:

     - the principal amount of the withdrawn debentures;

     - if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

     - the principal amount, if any, which remains subject to the change of control repurchase notice.

     If your debentures are held through DTC, your notice must comply with appropriate DTC procedures.

     To receive payment of the change of control repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your change of control repurchase notice. Payment of the change of control repurchase price for debentures will be made promptly following the later of the change of control repurchase date and the time of book-entry transfer or delivery of the debentures.

     We will be required to repurchase the debentures no later than the 30th business day after the date of our notice of the occurrence of the relevant change of control. If the paying agent holds money or securities sufficient to pay the change of control repurchase price of the debentures on the business day following the change of control repurchase date, then, on and after such date:

     - the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

     - all other rights of the holders will terminate (other than the right to receive the change of control repurchase price upon transfer or delivery of the debentures).

     The rights of the holders to require us to repurchase their debentures upon a change of control could discourage a potential acquirer of us. The change of control repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control repurchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the change of control repurchase feature resulted from negotiations between the initial purchasers and us.

     The term "change of control" is limited to specific transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a change of control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a change of control were to occur, we may not have enough funds to pay the change of control repurchase price. If we are obligated to make a change of control offer, there can be no assurance that we will be able to obtain all required consents from the holders of our senior debt to allow repurchase of the debentures. If we fail to repurchase the debentures when required following a change of control, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change of control provisions permitting our creditors to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

     Notwithstanding the foregoing, we will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us.

     In addition, we will not be required to make a change of control offer, as provided above, if, in connection with or in contemplation of any change of control, we have made an offer to purchase (an "alternate offer") any and all debentures validly tendered at a cash price equal to or higher than the change of control purchase price and have purchased all debentures properly tendered in accordance with the terms of such alternate
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

offer; provided, however, that the terms and conditions of such contemplated change of control are described in reasonable detail to the holders in the notice delivered in connection with such alternate offer.

MERGERS AND SALES OF ASSETS BY US

     We will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

     - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than us, has expressly assumed all of our obligations, including the payment of the principal of, and interest on, the debentures and the performance of the other covenants under the indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

     In the case of any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in and in accordance with the provisions of the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Grey under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the debentures, except in the case of a lease of all or substantially all of our properties and assets.

EVENTS OF DEFAULT

     The following are events of default in respect of the debentures:

          (a) failure for 30 days to pay interest on the debentures when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a valid extension of the interest payment period by us during an extension period pursuant to the indenture shall not constitute a default in the payment of interest for this purpose;

          (b) failure to pay principal on the debentures when due whether at maturity, upon redemption, by declaration or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (c) failure to observe or perform any other covenant contained in the indenture for 90 days after written notice to us of such failure from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

          (d) our failure to comply with the provisions described under "-- Repurchase at Option of Holders Upon a Change of Control" or "-- Merger and Sales of Assets by Us";

          (e) a default in our indebtedness with an aggregate amount outstanding in excess of $25.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity;

          (f) our failure to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of not less than 60 days; or

          (g) certain events in bankruptcy, insolvency or reorganization of us.

     In each and every such case, unless the principal of all the debentures shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debentures then outstanding, by notice in writing to us (and to the trustee if given by such holders), may declare the principal of all the debentures to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

     The holders of a majority in aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

     The holders of a majority in aggregate outstanding principal amount of the debentures may, on behalf of the holders of all the debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration has been deposited with the trustee) or a call for redemption of debentures. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the indenture.

MODIFICATION AND WAIVER

     From time to time, we and the trustee may, without the consent of holders, amend the indenture or the debentures, or supplement the indenture, for certain specified purposes, including:

     - to provide that the surviving entity following a change of control of us permitted under the indenture shall assume all of our obligations under the indenture and debentures;

     - to provide for uncertificated debentures in addition to certificated debentures;

     - to comply with any requirements under the Trust Indenture Act of 1939;

     - to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder; and

     - to appoint a successor trustee under the indenture.

     From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debentures, amend or supplement the indenture or the debentures, or waive compliance in a particular instance by us with any provision of the indenture or the debentures; but without the consent of each holder affected by such action, we may not modify or supplement the indenture or the debentures or waive compliance with any provision of the indenture or the debentures in order to:

     - reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver to the indenture or the debentures;

     - reduce the rate of or change the time for payment of interest or the applicable redemption dates;

     - reduce the principal of or change the stated maturity of any debenture;

     - make any debenture payable in currency other than that stated in the debenture;

     - change the amount or time of any payment required after the obligation to make such payment arises or change the time before which no repurchase may be made;

     - waive the right of such holder to receive payment of the principal of or interest on any debenture, or any repurchase payment when due;

     - impair the right of any holder to convert any debenture;

     - impair the right to bring a suit to enforce the right to receive payment on any debenture;

     - modify the provisions of the indenture relating to our requirement to repurchase the debentures upon a change of control after the occurrence thereof;

     - modify the subordination provisions of the indenture in a manner that adversely affects the rights of such holder; or

     - take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by such action.

NOTICES

     As long as we issue the debentures in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue the debentures in non-global form, notices to holders will be given by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given three business days after the mailing of the notice.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will generally cease to be of any further effect with respect to the debentures, if:

     - we have delivered to the trustee for cancellation all outstanding debentures (with certain limited exceptions), or

     - all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any purchase date, or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common shares (as applicable under the terms of the indenture) sufficient to pay all the outstanding debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

DEFEASANCE

     The debentures are not subject to defeasance.

GOVERNING LAW

     The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     In case an event of default has occurred, and has not been cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. However, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request of the holders, unless they have offered to the trustee reasonable security or indemnity.

     The indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become our creditor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee is permitted to engage in other transactions with us or any of our affiliates. If, however, the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate the conflict or resign.

     American Stock Transfer & Trust Company acts as the trustee for the debentures.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company acts as the transfer agent and registrar for our common stock. See "Description of Capital Stock."

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

     The certificates representing the debentures were issued in fully registered form. The debentures were resold by the initial purchasers in reliance on Rule 144A of the Securities Act of 1933, as amended ("Rule 144A") and are represented by one or more single, permanent global debenture in definitive, fully registered form (the "global debentures") and were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except in the limited circumstances described under "-- The

Global Debentures," owners of beneficial interests in the global debentures will not be entitled to receive physical delivery of certificated debentures. The debentures are not issuable in bearer form.

THE GLOBAL DEBENTURES

     Upon the issuance of the global debentures, DTC or its custodian credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such global debentures to the accounts of persons who had accounts with such depositary. Ownership of beneficial interests in the global debentures are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global debentures are shown on, and the transfer of that ownership are effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants). Qualified institutional buyers may hold their interest in the global debentures directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the global debentures, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by such global debentures for all purposes. No beneficial owner of an interest in the global debentures will be able to transfer that interest except in accordance with DTC's applicable procedures and, if applicable, those of Euroclear and Cedel.

     Payments of the principal of, and interest on, the global debentures are made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither us nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global debentures, will credit participants' accounts with payments in accounts proportionate to their respective beneficial interests in the principal amount of the global debentures as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debentures held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds. If a holder requires physical delivery of a certificated debenture for any reason, including to sell debentures to persons in states that require such delivery of such debentures or to pledge such debentures, such holder must transfer its interest in the global debentures in accordance with the normal procedures of DTC. Transfers between participants in Euroclear and Cedel are effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised us that it will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the global debentures is credited and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global debentures as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certification. direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). DTC is owned by a number of its direct participants and by The NASDAQ National Market, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

     Conversion and redemption notices, as well as notices required pursuant to the registration rights agreement, shall be sent to DTC or its nominee. If less than all of the debentures of a direct participant are being converted or redeemed, DTC or such nominee will reduce the amount of the interest of each direct participant in such debentures in accordance with its normal procedures.

     Although voting with respect to the debentures is limited, in those cases where a vote is required, neither DTC nor its nominee will itself consent or vote with respect to debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the trustee as soon as possible after the record date. The Omnibus Proxy assigns consenting or voting rights to those direct participants to whose accounts the debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy). We believe that the arrangements among DTC, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the debentures.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interest in the global debentures among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee has any responsibility for the performance by DTC, Euroclear or Cedel or their respective obligations under the rules and procedures governing their operations. If DTC discontinues being the depositary and a successor depositary is not obtained, certificates for the debentures are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the debentures. In that event, certificates for the debentures will be printed and delivered.

     The information in this section concerning DTC, Euroclear and Cedel and DTC's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Neither we, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing DTC's operations, including maintaining, supervising or reviewing any of DTC's or such participants' records relating to, or payments made on account of, beneficial ownership interests in global debentures.

NO PERSONAL LIABILITY OF STOCKHOLDERS, EMPLOYEES, OFFICERS, DIRECTORS

     None of our, or of any successor entity's direct or indirect stockholders, employees, officers or directors, as such, past, present or future, have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

REGISTRATION RIGHTS

     On October 28, 2003, we entered into a registration rights agreement with the initial purchasers, for the benefit of the holders of the debentures, pursuant to which we agreed to, at our cost, file on or before the 90th day following the date of original issuance of the debentures a shelf registration statement, of which this prospectus is a part, with respect to resales of the debentures and the shares of our common stock issuable upon conversion of the debentures (the "registrable securities"), and use our reasonable best efforts to cause such shelf registration statement to become effective within 180 days following the date of the original issuance of the debentures, and to keep such registration statement effective until the earlier of (i) the sale pursuant to such registration statement or Rule 144 under the Securities Act of all the registrable securities and (ii) two years after the date of the original issuance of the debentures. Holders will be required to provide certain information to us to be included in the registration statement in order to use the prospectus for resales. We shall provide to each holder copies of the prospectus, notify each holder when such registration statement has become effective and take certain other actions as are required to permit resales. This prospectus is part of the shelf registration statement we agreed to file.

     In the event that (i) the shelf registration statement is not declared effective on or prior to the 180th day following the date of original issuance of the debentures or (ii) if use of the shelf registration statement for resales is suspended for any time (other than during a blackout period (as defined below)) during the two-year period after the date of original issuance of the debentures, then additional interest (in addition to amounts otherwise due on the debentures) will accrue at an annual rate of 0.25% if clause (i) applies from the 181st day following the date of original issuance of the debentures until such registration statement is declared effective and if clause (ii) applies, then during the period use is so suspended. The right to receive additional interest is the sole and exclusive remedy to the debenture holders for breach by us of our registration obligations.

     A "blackout period" means a period of time not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 120 days in any 365-day period, during which we suspend the effectiveness of any registration statement and the use of the prospectus included in any registration statement referred to above
(1) under certain circumstances relating to pending corporate developments, including but not limited to acquisitions, divestitures, dispositions and financings, public filings with the Commission and similar events or (2) the occurrence of any other event that would require disclosure of material non-public information by us as to which we have a bona fide business purpose for preserving confidentiality; provided, that, so long as registrable securities are outstanding, we shall provide the trustee with prompt written notice of the commencement of and prompt written notice of the termination of each such blackout period; provided further, however, that we need not specify the nature of the event giving rise to a blackout period in any such notice to the trustee.

     Only holders of registrable securities who have been named in this prospectus and have satisfied certain other conditions will be entitled to receive any additional interest that may be payable because the shelf registration statement is not effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend registration. Upon any sale or other transfer of any debentures or shares of common stock issued upon conversion of debentures pursuant to the registration statement of which this prospectus is a part, such debentures or shares of common stock, as the case may be, will cease to be registrable securities, and our obligation to pay additional interest, if any, in respect of those debentures or shares of common stock will terminate.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of Limited Duration Class B Common Stock, par value $0.01 per share, or Class B common stock, and 500,000 shares of preferred stock, par value $0.01 per share, of which there are three series, the Series I Preferred Stock, Series II Preferred Stock and Series III Preferred Stock. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. At September 30, 2003, 1,096,221 shares of common stock, 207,057 shares of Class B common stock, 20,000 shares of Series I Preferred Stock, 5,000 shares of Series II Preferred Stock and 5,000 shares of Series III Preferred Stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our certificate of incorporation and bylaws, which we have filed with the Commission.

COMMON STOCK AND CLASS B COMMON STOCK

     Holders of shares of our common stock are entitled to one vote, and holders of shares of Class B common stock are entitled to ten votes, for each share held of record on all matters on which shareholders are generally entitled to vote. Holders of shares of our common stock and Class B common stock vote as a single class with the holders of any series of preferred stock entitled to vote on such matters, but vote separately as classes with respect to amendments to our certificate of incorporation that alter or change the powers, preferences or special rights of our common stock or Class B common stock to affect them adversely, and with respect to such other matters as may require class votes under the general corporation law of Delaware. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election. Our certificate of incorporation allows for cumulative voting of shares.

     The holder of each outstanding share of Class B common stock has the right at any time to convert such share into one fully paid and nonassessable share of our common stock. All outstanding shares of Class B common stock will automatically convert into shares of our common stock on April 3, 2006, unless extended. No holder of shares of Class B common stock may transfer such shares, whether by gift, bequest, appointment or otherwise, except to a permitted transferee. A permitted transferee means generally an affiliate of the Class B holder. Any purported transfer of shares of Class B common stock not permitted under our certificate of incorporation shall result in the automatic conversion of the shares of Class B common stock into shares of our common stock, effective on the date of the purported transfer.

     Holders of shares of our common stock and Class B common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of preferred stock, holders of shares of our common stock and Class B common stock are entitled to share equally in dividends as may be declared by our board of directors, except that, if dividends are declared that are payable in shares of common stock or Class B common stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of our common stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B common stock shall be payable to holders of that class of stock. Upon our dissolution, liquidation or winding up, the holders of shares of our common stock and Class B common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The terms of our common stock and Class B common stock do not provide for any sinking fund or redemption rights. The outstanding shares of our common stock and Class B common stock are duly authorized, validly issued, fully paid and nonassessable. The terms of our common stock do not provide for any conversion rights.

PREFERRED STOCK

     We are authorized to issue 500,000 shares of preferred stock. Of the authorized preferred stock, 20,000 shares have been designated as the Series I Preferred Stock, 5,000 shares have been designated as the Series II Preferred Stock and 5,000 shares have been designated as the Series III Preferred Stock. All designated shares of the Series I Preferred Stock, the Series II Preferred Stock and the Series III Preferred Stock are outstanding.

     Subject to the provisions of our certificate of incorporation, our board of directors, without further stockholder authorization, is authorized to establish, from time to time, one or more series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of our board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because our board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

     In most circumstances, upon the termination of the employment of the holder of preferred stock for reasons other than for cause, such holder has the option, for a twelve-month period after the date of termination, to have us redeem such holder's shares of preferred stock. If such holder is terminated for cause, then such holder must submit such holder's shares of the preferred stock for redemption. In addition, beginning in April 2004 or soon thereafter, a holder of preferred stock must submit at least one-third of such holder's shares for redemption, and must submit such holder's remaining shares of preferred stock in equal amounts upon the first and second anniversary date of such holder's submission for redemption of the original one-third of such holder's shares of preferred stock. In addition, in order for holders of Series II Preferred Stock and Series III Preferred Stock to have their shares redeemed, a certain number of shares (depending on the number of shares of Series II Preferred Stock and Series III Preferred Stock being submitted for redemption) of Series I Preferred Stock must be redeemed concurrently with the shares of Series II Preferred Stock and Series III Preferred Stock.

  SERIES I PREFERRED STOCK

     The holders of record of the Series I Preferred Stock are entitled to share equally in preferential and participating dividends as may be declared by our board of directors. Preferential dividends on each share of the Series I Preferred Stock are payable in equal amounts quarterly and are calculated at the annual rate of $.25 per share of Series I Preferred Stock. Our certificate of incorporation prevents it from declaring dividends upon our common stock and Class B common stock unless the full cumulative preferential dividends have been paid on the Series I Preferred Stock, as well as arrearages. In addition, in certain circumstances, when a declaration of a dividend upon our common stock and Class B common stock is made, there shall also be a participating dividend declared upon the Series I Preferred Stock.

     Upon our liquidation, dissolution or winding up, the holders of the Series I Preferred Stock are entitled to be paid out of our assets available for distribution to our stockholders an amount in cash equal to $1.00 per share, plus all accrued and unpaid preferential dividends, before any distribution or payment is made on our common stock or Class B common stock.

     The holders of the Series I Preferred Stock are entitled to eleven votes for each share held of record, and vote together as a class with holders of our common stock, Class B common stock and any other series of preferred stock who shall have the right and power to vote generally with the holders of our common stock, Class B common stock and Series I Preferred Stock. However, upon automatic conversion of the Class B common stock into shares of our common stock on April 3, 2006, the holders of the Series I Preferred Stock will be entitled to two votes per share thereafter. The holders of the Series I Preferred Stock are also entitled to special voting rights for the election and removal of directors and in voting situations relating to business combinations. See
"-- Anti-takeover considerations -- Election of directors" and "-- Business combinations and limitations in the certificate of incorporation." However, upon the termination of the full-time employment of a holder of the Series I Preferred Stock by reason of cause, death, permanent disability or voluntary retirement, all such voting rights shall terminate.

     A holder of the Series I Preferred Stock is entitled to assign, pledge, transfer or otherwise dispose of his shares of the Series I Preferred Stock only to a transferee holder, which is a corporation, the voting stock of which is wholly owned by such holder of the Series I Preferred Stock, or in the event of the death of such holder, the estate of such holder, any executor, administrator, legal representative or trustee thereof and any heir, distributee, devisee or legatee thereunder.

     Our certificate of incorporation prevents us, without the affirmative vote of a majority of the shares of the Series I Preferred Stock outstanding, from
(i) creating, authorizing or issuing any shares of any class or series of stock ranking senior as to dividends or assets or otherwise to the Series I Preferred Stock or any shares of any class or series of stock ranking on parity as to dividends or assets or otherwise to the Series I Preferred Stock, (ii) reclassifying any authorized stock into any shares of senior stock or parity stock, (iii) creating, authorizing or issuing any obligation or security convertible into or evidencing the right to purchase any shares of senior stock or parity stock or (iv) amending, altering, supplementing or repealing any of the provisions of our certificate of incorporation so as to adversely affect the preferences, rights, powers or privileges given to the Series I Preferred Stock.

  SERIES II PREFERRED STOCK AND SERIES III PREFERRED STOCK

     The holders of the Series II Preferred Stock and the Series III Preferred Stock are generally entitled to the same rights as the holders of the Series I Preferred Stock, except that the holders of the Series II Preferred Stock and the Series III Preferred Stock are not entitled to the special voting rights for the election and removal of directors and in voting situations relating to business combinations described in "-- Anti-takeover considerations -- Election of directors" and "-- Business combinations and limitations in our certificate of incorporation."

     Currently, Edward H. Meyer, our chairman, president and chief executive officer, beneficially owns 100% of the Series I Preferred Stock, Series II Preferred Stock and Series III Preferred Stock.

ANTI-TAKEOVER CONSIDERATIONS

     Our certificate of incorporation, by-laws, our employment agreement with Edward H. Meyer, our voting trust agreement and the laws of the State of Delaware contain a number of provisions that may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring us.

  ELECTION OF DIRECTORS

     The holders of shares of our common stock, Class B common stock and the Series I Preferred Stock, together with the holders of shares of any other series of preferred stock who have the right to vote with the holders of our common stock, Class B common stock and the Series I Preferred Stock as a single class on the election and removal of directors, have the right, all voting as a single class, to elect a number of directors equal to three-fourths of the number of directors that shall constitute our entire board of directors (rounding up or down as necessary). Such holders also have the right to remove such directors, with or without cause, by the affirmative vote of the holders of not less than the number of shares entitled to vote thereon that, if voted cumulatively, would be sufficient to elect the entire class of directors of which such director is a part.

     The holders of shares of the Series I Preferred Stock entitled to vote such shares, together with the holders of shares of any other series of preferred stock who have the right to vote with the holders of the Series I Preferred Stock as a single class on the election and removal of directors, have the right, all voting as a single class, to elect a number of directors equal to one-fourth of the number of directors that shall constitute the entire board of directors (rounding up or down as necessary). Such holders also have the right to remove such directors, with or without cause, by the affirmative vote of the holders of not less than a majority of the shares entitled to vote thereon.

  CLASSIFIED BOARD OF DIRECTORS

     Our by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that any vacancy on our board of directors may only be filled by vote of a majority of the directors then in office.

  TIE-BREAKING VOTE BY CHAIRMAN OF THE BOARD

     Our by-laws provide that in the event that a vote of our board of directors is tied, the chairman of the board is entitled to cast an additional vote.

  BUSINESS COMBINATIONS AND LIMITATIONS IN THE CERTIFICATE OF INCORPORATION

     Our certificate of incorporation provides that whenever the vote of stockholders is required to be taken by any provision of the General Corporation Law of Delaware in connection with a merger or consolidation of it or the sale, lease, exchange, or other disposition of all or substantially all of its assets, such action requires the concurrence of the holders of not less than two-thirds of our outstanding stock entitled to vote thereon. In addition, the holders of shares of the Series I Preferred Stock entitled to vote such shares, together with the holders of shares of any other series of preferred stock who have the right to vote with the holders of the Series I Preferred Stock as a single class in connection with any such action, have the right to vote as a single class, and the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon is required to approve any such action.

  AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     Our certificate of incorporation requires the affirmative vote of four-fifths of the outstanding stock entitled to vote to amend the provision in the by-laws relating to changing the number of directors.

  SHAREHOLDER ACTION, SPECIAL MEETING OF SHAREHOLDERS

     Our charter requires that any shareholders' action by written consent in lieu of shareholders' meetings has to be approved not less than the number of votes required by statute or, if greater, our certificate of incorporation, for the proposed corporate action. Our certificate of incorporation and by-laws allow for shareholders' to call for special meetings upon the written request of not less than a majority of the outstanding shares entitled to vote at such meeting.

  EDWARD H. MEYER'S EMPLOYMENT AGREEMENT

     Our employment agreement with Edward H. Meyer provides that upon our change of control, Mr. Meyer may terminate his employment, in which case we will have to pay Mr. Meyer the product of his total compensation and the greater of (i) the number of years remaining in the term of his employment or (ii) the number three. Mr. Meyer will also have the right to force us to buy all of our securities held by Mr. Meyer at the market price of those securities.

  OUR VOTING TRUST AGREEMENT

     Pursuant to a voting trust agreement among us, Edward H. Meyer as trustee, and the beneficiaries named in the voting trust agreement, upon the threat of a change of control, no holder of trust shares may sell, transfer or dispose of any such shares, and no such person may withdraw any trust shares from the trust. In all meetings of the shareholders, Mr. Meyer, as trustee, can cast votes with respect to the trust shares in the exercise of his discretion.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law prohibits certain "business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

     - our board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or

     - on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by our board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

     Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

     Although a corporation may elect not to be governed by Section 203, we have made no such election.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership, conversion, and other disposition of the debentures by an initial purchaser of the debentures that purchases the debentures for their issue price (as defined below) and of the common stock received upon a conversion of the debentures. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as debentures held by investors subject to special tax rules (e.g., financial institutions, insurance companies, partnerships or other pass-through entities, broker-dealers, and tax-exempt organizations) or to persons that will hold the debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their debentures as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the debentures and common stock received upon a conversion of the debentures.

     For purposes of this summary, a "U.S. Holder" is a beneficial owner of a debenture that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a debenture that is not a U.S. Holder is referred to herein as a "Non-U.S Holder." If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of debentures or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of debentures or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of debentures or shares of common stock, as the case may be.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the indenture, each holder of debentures will agree to treat the debentures, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the "CPDI Regulations") and to be bound by our application of the CPDI Regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures and the related "projected payment schedule." The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations.

     No authority directly addresses the treatment of all aspects of the debentures for United States federal income tax purposes. The Internal Revenue Service (the "Service") has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the debentures, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the debentures, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the debentures from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the "comparable yield" rate described below.

U.S. HOLDERS

  INTEREST INCOME

     Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the debentures on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the debentures and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

     The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments scheduled to be made with respect to the debentures.

     Under the CPDI Regulations, we are required to establish the "comparable yield" for the debentures. The comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. Accordingly, we have determined the comparable yield to be 9.40% compounded semi-annually.

     We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under "Where you can find more information."

     The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the debentures for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. holders of the debentures.

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If a U.S. Holder receives actual payments with respect to the debentures in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will be required to treat the "net positive adjustment" as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

     If a U.S. Holder receives actual payments with respect to the debentures in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the debentures.

     If subsequent purchasers of the debentures have a basis in the debentures which differs from the adjusted issue price of the debentures, such a holder must reasonably allocate such difference to the interest accruing over the remaining term of the debentures and/or the remaining projected payments. If the holder's basis is less than the adjusted issue price (e.g., discount), the amounts so allocated are treated as a positive adjustment. If the holder's basis exceeds the adjusted issue price (e.g., premium), the amounts so allocates are treated as a negative adjustment. A holder's adjusted tax basis in the debenture will be increased to reflect any such positive adjustment or decreased to reflect any such negative adjustment. Holders should consult their tax advisors regarding such potential adjustments.

  SALE, EXCHANGE, CONVERSION, REPURCHASE OR REDEMPTION

     Generally, the sale, exchange, repurchase, or redemption of a debenture will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a debenture as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder's adjusted tax basis in the debenture. A U.S. Holder's adjusted tax basis in a debenture on any date will generally be equal to the U.S. Holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the debentures to the U.S. Holder through such date (without regard to the actual amount paid).

     Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase or redemption of a debenture may have to comply with certain disclosure requirements and should consult its tax advisor.

     A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

  CONSTRUCTIVE DIVIDENDS

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the debentures. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not.

  DIVIDENDS ON COMMON STOCK

     If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

  DISPOSITION OF COMMON STOCK

     Upon the sale or other disposition of our common stock received on conversion of a debenture, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such debenture is more than one year. The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transact ions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

NON-U.S. HOLDERS

  DEBENTURES

     All payments on the debentures made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the debentures, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the debentures certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange or conversion of the debentures, our common stock continues to be actively traded within the meaning of section 871 (h) (4) (C) (v) (I) of the Code and we have not been a U.S. Real Property Holding Corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. Real Property Holding Corporation.

     If a Non-U.S. Holder of a debenture were deemed to have received a constructive dividend (see "U.S. Holders -- Constructive dividends" above), however the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction
(i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the constructive dividend on the debentures is effectively connected with the conduct of a United States trade or business.

  COMMON STOCK

     Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of debentures unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder,
(b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder's holding period in the common stock. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

  INCOME EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS

     If a Non-U.S. Holder of debentures or our common stock is engaged in a trade or business in the United States, and if interest on the debentures, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the debentures and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

     The following table sets forth information regarding the beneficial ownership of our securities by the selling securityholders prior to this offering and the respective amounts of offered securities offered by the selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders and we have not independently verified this information. Unless otherwise indicated for Mr. Meyer, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the offered securities pursuant to this prospectus, no estimate can be given as to the amount of the debentures or common stock that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided the information to us for inclusion in the following table.

                                    PRINCIPAL AMOUNT                           NUMBER OF SHARES
                                     OF DEBENTURES                              OF COMMON STOCK     NUMBER OF SHARES
                                   BENEFICIALLY OWNED   PRINCIPAL AMOUNT OF      BENEFICIALLY       OF COMMON STOCK
                                     PRIOR TO THIS      DEBENTURES OFFERED      OWNED PRIOR TO      OFFERED BY THIS
NAME OF SELLING SECURITYHOLDER(1)       OFFERING        BY THIS PROSPECTUS     THIS OFFERING(2)      PROSPECTUS(2)
---------------------------------  ------------------   -------------------   -------------------   ----------------
Argent Classic Convertible
  Arbitrage Fund, L.P.........        $  1,000,000         $  1,000,000               1,040               1,040
BNP Paribas Equity Strategies,
  SNC.........................           2,786,000            2,786,000               2,898               2,898
Calamos Convertible Fund --
  Calamos Investment Trust....           3,000,000            3,000,000               3,121               3,121
CooperNeff Convertible Strategies
  (Cayman) Master Fund, L.P....          2,933,000            2,933,000               3,051               3,051
CQS Convertible & Quantitative
  Strategies Master Fund
  Limited.....................          20,400,000           20,400,000              21,223              21,223
Deutsche Bank Securities......             100,000              100,000                 104                 104
The Drake Offshore Master Fund,
  Ltd.........................          11,500,000           11,500,000              11,964              11,964
Fore Convertible Master Fund,
  Ltd.........................           3,542,000            3,542,000               3,684               3,684
FrontPoint Convertible Arbitrage
  Fund, L.P...................           1,850,000            1,850,000               1,924               1,924
Grace Convertible Arbitrage Fund,
  LTD. .......................           4,050,000            4,050,000               4,123               4,123
Guggenheim Portfolio Company VII,
  LLC.........................             777,000              777,000                 808                 808
JMG Capital Partners, LP......           1,000,000            1,000,000               1,040               1,040
JMG Triton Offshore Fund, Ltd...         1,000,000            1,000,000               1,040               1,040
KBC Financial Products USA
  Inc. .......................           3,890,000            3,890,000               4,047               4,047
KD Convertible Arbitrage Fund..          2,200,000            2,200,000               2,288               2,288
Lyxor/Convertible Arbitrage Fund
  Limited.....................             189,000              189,000                 196                 196
Lyxor/Silverado Fund Ltd......           2,250,000            2,250,000               2,340               2,340

                                    PRINCIPAL AMOUNT                           NUMBER OF SHARES
                                     OF DEBENTURES                              OF COMMON STOCK     NUMBER OF SHARES
                                   BENEFICIALLY OWNED   PRINCIPAL AMOUNT OF      BENEFICIALLY       OF COMMON STOCK
                                     PRIOR TO THIS      DEBENTURES OFFERED      OWNED PRIOR TO      OFFERED BY THIS
NAME OF SELLING SECURITYHOLDER(1)       OFFERING        BY THIS PROSPECTUS     THIS OFFERING(2)      PROSPECTUS(2)
---------------------------------  ------------------   -------------------   -------------------   ----------------
Man Mac 1 Limited.............             681,000              681,000                 708                 708
McMahan Securities Co., L.P...             500,000              500,000                 520                 520
Polaris Vega Fund L.P.........             500,000              500,000                 520                 520
Silverado Arbitrage Trading
  Ltd.........................             750,000              750,000                 780                 780
Singlehedge U.S. Convertible
  Arbitrage Fund..............             693,000              693,000                 720                 720
Sunrise Partners Limited
  Partnership.................           6,000,000            6,000,000               6,242               6,242
Swiss Re Financial Products
  Corporation.................           1,500,000            1,500,000               1,560               1.560
Wachovia Securities International
  Ltd.........................           5,000,000            5,000,000               5,201               5,201
Edward H. Meyer(3)............                  --                   --             174,722(4)           51,128(4)
All other holders of debentures
  or shares of common stock
  issued on conversion of
  debentures and future
  transferees, pledgees, donees
  and successors thereof(5)...          71,909,000           71,909,000              74,903(6)           74,903
  Total.......................        $150,000,000         $150,000,000             330,767(4)          207,173(4)

---------------

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2) Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion price of $961.20 per share and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under "Description of the Debentures -- Conversion Rights -- Conversion Price Adjustments -- General." As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described above under "Description of the Debentures -- Conversion Rights," the debentures are convertible only in specified circumstances.

(3) Edward H. Meyer is our chairman, chief executive officer and president. Assuming all of the securities offered hereby by Mr. Meyer are sold, based on the number of shares of common stock outstanding as of the date of this prospectus, Mr. Meyer will beneficially own 14.3% of the outstanding shares of our common stock after this offering, including shares of common stock issuable upon exercise of currently exercisable stock options owned by Mr. Meyer.

(4) Includes 25,564 shares of common stock that were issued upon conversion of the Meyer debentures and an additional 25,564 shares of common stock issuable upon conversion of the 25,564 shares of Class B common stock that were issued upon conversion of the Meyer debentures.

(5) Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus, if required.

(6) Assumes that any other holders of debentures or shares of common stock issuable on conversion of debentures and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.

     The debentures offered hereby were originally issued by us in a private offering in October 2003. Pursuant to a purchase agreement that we and the initial purchasers entered into in connection with that offering, the initial purchasers agreed to offer and sell the debentures only to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the offered securities.

     On June 5, 1986, we entered into a registration rights agreement with Edward H. Meyer pursuant to which we agreed to register shares of stock issuable upon conversion of our 8 1/2% convertible subordinated debentures due 2003 held by Mr. Meyer. On December 31, 2003, Mr. Meyer converted the debentures into 25,564 shares of our common stock and 25,564 shares of our Class B stock. The shares of our Class B stock are convertible into an equal number of shares of our common stock. Pursuant to this registration rights agreement, Mr. Meyer has requested that the shelf registration statement, of which this prospectus is a part, include such 25,564 shares of our common stock and the 25,564 shares of common stock issuable upon conversion of such Class B common stock.

                              PLAN OF DISTRIBUTION

     The selling securityholders (including their transferees, pledgees, donees and successors) may sell the offered securities from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the offered securities are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

     The offered securities may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sale of the offered securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or common stock in the course of hedging their positions. The selling securityholders also may deliver the offered securities to close out short positions, or loan or pledge the offered securities to broker-dealers or other financial institutions that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

     The aggregate proceeds to the selling securityholders from the sale of the offered securities offered by them will be the purchase price of such debentures or common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the offered securities to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the offered securities.

     There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures are currently designated for trading on the PORTAL Market. However, once debentures are sold by means of this prospectus, those debentures will no longer trade on the PORTAL Market. Our common stock is listed on The NASDAQ National Market under the symbol "GREY."

     In order to comply with the securities laws of some states, if applicable, the offered securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the offered securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders may not sell any, or may sell less than all, of the offered securities offered by them pursuant to this prospectus. In addition, any selling securityholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the offered securities by means not described in this prospectus. In that regard, any offered securities that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

     The selling securityholders and any broker-dealers or agents that participate in the distribution of the offered securities may be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the offered securities received by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

     The selling securityholders and any other persons participating in the distribution of the offered securities will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of debentures and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution," within the meaning of Regulation M, of the offered securities may not engage in market-making activities with respect to the debentures or the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation
M. The foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to those securities.

     In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

     To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of offered securities pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

     Pursuant to the registration rights agreements described above under "Description of the Debentures -- Registration Rights" and "Selling Securityholders," we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

     We will pay substantially all of the expenses incident to the offering and sale of the offered securities pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

     Under the registration rights agreement, we may be required from time to time to require holders of offered securities to discontinue the sale or other disposition of those debentures and shares of common stock under specified circumstances. See "Description of the Debentures -- Registration Rights" above.

                                 LEGAL MATTERS

     John A. Grudzina, senior vice president and general counsel to the company, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York have acted as counsel to Grey Global Group Inc. in connection with this registration statement. Mark N. Kaplan, a director and shareholder of Grey, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements of Grey Global Group Inc. appearing in Grey Global Group Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission's Internet website at www.sec.gov.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2002;

     - Our amendment on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

     - Our definitive proxy statement filed with the Commission for our Annual Meeting of Stockholders held on August 21, 2003; and

     - Our Current Reports on Form 8-K filed on October 22, 2003, October 23, 2003, October 28, 2003 and January 8, 2004.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are incorporated by reference into such documents. Requests should be directed to our Secretary, Grey Global Group Inc., 777 Third Avenue, New York, New York 10017.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the Registrant.

Securities and Exchange Commission Filing Fee...............  $ 14,956.93
Printing Fees and Expenses..................................       20,000
Trustees' Fees and Expenses.................................        1,000
Legal Fees..................................................      100,000
Accounting and Auditor Fees.................................       15,000
Miscellaneous...............................................        5,000
                                                              -----------
  Total.....................................................  $155,956.93
                                                              ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under provisions of the Restated Certificate of Incorporation of Grey, each person who is or was a director or officer of Grey may be indemnified by Grey to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Grey, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Grey, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Grey, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Grey except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to Grey, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     Determinations made as to whether such person has met the applicable standard of conduct in order to be indemnified shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The officers and directors of Grey are covered by officers and directors liability insurance. The policy coverage is $20,000,000, which includes reimbursement for costs and fees. There is an excess policy coverage of $5,000,000. There is a maximum deductible under the policy of $1,000,000 for each securities claim. Grey has entered into indemnification agreements with all of its officers and directors. The agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a proceeding (as defined in such agreements) including amounts paid in settlement by or on behalf of an indemnitee.

ITEM 16.  EXHIBITS

 3.1    Restated Certificate of Incorporation (incorporated by
        reference to Exhibit 3.1 of our Current Report on Form 8-K, dated July 13, 2000)
 3.2    By-laws (incorporated by reference to Exhibit 3.2 of our
        Annual Report on Form 10-K for the year ended December 31,
        2002)
 4.1    Indenture, dated October 28, 2003, between Grey Global Group
        Inc. and American Stock Transfer & Trust Company, as
        Trustee, including the form of 5.0% Contingent Convertible
        Subordinated Debenture due 2033
 4.2    Registration Rights Agreement, dated October 28, 2003, by
        and between Grey Global Group Inc. and J.P. Morgan
        Securities Inc., as representative of the initial purchasers
 4.3    Form of Certificate Evidencing the Common Stock
 5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New
        York, New York
 8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New
        York, New York, as to certain tax matters
12.1    Statement re: Computation of Ratios
23.1    Consent of Ernst & Young LLP
23.2    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (included in Exhibit 5.1 hereof)
24.1    Powers of Attorney (included in the signature page hereof)
25.1    Statement of Eligibility of the Trustee on Form T-1

ITEM 17.  UNDERTAKINGS

     The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (6) The undersigned Registrant hereby undertakes:

             (i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

             (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 26th day of January, 2004.

                                          GREY GLOBAL GROUP INC.

                                          By:     /s/ STEVEN G. FELSHER
                                            ------------------------------------
                                            Name: Steven G. Felsher
                                            Title:  Vice Chairman, Chief
                                                    Financial Officer --
                                                    Worldwide Secretary and
                                                    Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on January 26, 2004 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Steven G. Felsher and Lester M. Feintuck, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Grey Global Group Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                  SIGNATURE                                         TITLE
                  ---------                                         -----
             /s/ EDWARD H. MEYER                      Chairman of the Board, President
---------------------------------------------            and Chief Executive Officer
               Edward H. Meyer                          (Principal Executive Officer)




            /s/ STEVEN G. FELSHER                 Vice Chairman, Chief Financial Officer --
---------------------------------------------        Worldwide, Secretary and Treasurer
              Steven G. Felsher                         (Principal Financial Officer)




           /s/ LESTER M. FEINTUCK                  Senior Vice President, Chief Financial
---------------------------------------------           Officer -- US and Controller
             Lester M. Feintuck                        (Principal Accounting Officer)




            /s/ VICTOR J. BARNETT                                 Director
---------------------------------------------
              Victor J. Barnett

                  SIGNATURE                                         TITLE
                  ---------                                         -----





             /s/ MARK N. KAPLAN                                   Director
---------------------------------------------
               Mark N. Kaplan




            /s/ DANIEL S. SHAPIRO                                 Director
---------------------------------------------
              Daniel S. Shapiro